UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ALLISON TRANSMISSION HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY COPY SUBJECT TO COMPLETION DATED MARCH 10, 2025

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Allison Transmission®

The Propulsion Solution Provider of Choice

Notice of 2025 Annual Meeting and Proxy Statement

Letter from our Chair, President and Chief Executive Officer

Dear Fellow Stockholder:
I am pleased to present the 2025 Allison Transmission Holdings, Inc., or Allison, proxy statement, which contains information about Allison’s strategic direction, corporate responsibility and sustainability efforts, executive compensation, governance and Board of Directors’ composition. It is my pleasure, along with our Board of Directors, or Board, to invite you to the 2025 annual meeting of stockholders, or the Annual Meeting, of Allison. This year’s Annual Meeting will be held on Wednesday, May 7, 2025 at 10:00 a.m. Eastern Time in a virtual format only, via live webcast at www.virtualshareholdermeeting.com/ALSN2025. There will not be a physical location for our Annual Meeting, and you will not be able to attend the meeting in person.
You will find information regarding the business to be conducted at the Annual Meeting in the attached Notice of 2025 Annual Meeting of Stockholders and Proxy Statement, including information you should consider when you vote your shares. We are sending substantially all of our stockholders a Notice of Internet Availability of Proxy Materials, our 2024 Annual Report to Stockholders and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, diminishes our impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.
Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares by telephone, via the Internet or, if you received a paper copy of the proxy materials, by signing, dating and returning your proxy card or voting instruction form.
Our Board unanimously recommends that you vote:
(1)	“FOR” the election of the nine director nominees named in this proxy statement;
(2)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025;
(3)	“FOR” the approval of the amendment to the Allison Transmission Holdings, Inc. Second Amended and Restated Certificate of Incorporation to provide for exculpation of officers;
(4)	“FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers; and
(5)	For the option of every “1 YEAR” as the frequency of future advisory votes on the compensation paid to our named executive officers.
Allison achieved record revenues of $3.2 billion in 2024 led by robust demand in our North America On-Highway end market, which was up 15 percent year-over-year, driven by strength in demand for Class 8 vocational and medium-duty trucks and price increases, record revenue in our Outside North America On-Highway end market, and strength in our Defense end market, which was up 28 percent year-over-year. We also continued to invest in product development and innovations across our product portfolio to advance the next generation of commercial duty vehicle propulsion technologies that will improve fuel efficiency and facilitate the transition to zero emissions. Finally, we returned capital to our stockholders in 2024 by increasing our quarterly dividend for the fifth consecutive year, repurchasing over $250 million of our shares of common stock, representing over 3 percent of our shares of common stock outstanding as of December 31, 2023, and paying down $101 million of existing term loan debt.
I appreciate your continued interest in and support of our Company and look forward to speaking to you at the Annual Meeting.
Sincerely,

David S. Graziosi
Chair, President and Chief Executive Officer

Notice of 2025 Annual Meeting of Stockholders

Wednesday, May 7, 2025
10:00 AM Eastern Time
To be held virtually at www.virtualshareholdermeeting.com/ALSN2025
Record Date
March 10, 2025
Items of Business
(1)	To elect nine directors to serve until the 2026 annual meeting of stockholders;
(2)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025;
(3)	To approve the amendment to our Second Amended and Restated Certificate of Incorporation to provide for exculpation of officers;
(4)	An advisory non-binding vote to approve the compensation paid to our named executive officers;
(5)	An advisory non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers; and
(6)	To transact other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.
Our Board unanimously recommends that you vote:
(1)	“FOR” the election of each of the nine director nominees named in this proxy statement;
(2)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025;
(3)	“FOR” the approval of the amendment to our Second Amended and Restated Certificate of Incorporation to provide for exculpation of officers;
(4)	“FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers; and
(5)	For the option of every “1 YEAR” as the frequency of future advisory votes on the compensation paid to our named executive officers.
Admission
In order to attend the Annual Meeting, please visit www.virtualshareholdermeeting.com/ALSN2025 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials or on your proxy card or voting instruction form. Online access to the Annual Meeting will begin at 9:45 a.m. Eastern Time on May 7, 2025 to allow time to log-in and test your device’s audio system. We encourage you to access the Annual Meeting in advance of the designated start time.
Voting
Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by signing, dating and returning the accompanying proxy card or voting instruction form, will save the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares online during the live webcast of the Annual Meeting, as your proxy is revocable at your option.
On or about [      ], 2025, we will mail to our stockholders either (1) a copy of this proxy statement, a proxy card and our 2024 Annual Report to Stockholders, or (2) a Notice of Internet Availability of Proxy Materials, which will indicate how to access our proxy materials and vote via the Internet.
The Notice of Internet Availability of Proxy Materials, proxy statement, form of proxy card and our 2024 Annual Report to Stockholders are available at www.proxyvote.com.
The accompanying proxy statement provides a detailed description of the business to be conducted at the Annual Meeting. We urge you to read the accompanying proxy statement carefully and in its entirety.

By order of the Board of Directors

Preston B. Ray
Executive Director, Deputy General Counsel & Secretary

Allison Transmission Holdings, Inc.
One Allison Way
Indianapolis, Indiana 46222
This proxy statement is being provided to stockholders on or about [   ], 2025 in connection with the solicitation by the Board of Directors, or Board, of Allison Transmission Holdings, Inc., referred to in this proxy statement as Allison, we, us, our or the Company, of proxies to be voted at the 2025 annual meeting of stockholders, or the Annual Meeting, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2025 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 AM Eastern Time on Wednesday, May 7, 2025 via live webcast at www.virtualshareholdermeeting.com/ALSN2025.

Corporate Governance

Corporate Governance Approach and Highlights
Our Board believes that good corporate governance is important to ensure our business is managed for the long-term benefit of our stockholders. We have adopted a Code of Business Conduct that applies to all directors, officers and other employees. Our Board has adopted Corporate Governance Guidelines, which, in conjunction with our Second Amended and Restated Certificate of Incorporation, as amended, our Amended and Restated Bylaws, or Bylaws, and our Board committee charters, form the framework for our corporate governance. The current version of the Code of Business Conduct, our Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee are available in the Investor Relations section of our website at ir.allisontransmission.com. We will post on the Investor Relations section of our website any amendment to, or waiver from, a provision of the Code of Business Conduct that applies to any of our directors or executive officers. Our Board regularly reviews corporate governance developments and updates its Corporate Governance Guidelines, committee charters and key practices as warranted.

Governance Principles	Corporate Governance Practice
Accountability to Stockholders	✔ Our ordinary shares are our only class of stock, with one vote per share
✔ All of our directors are elected for one-year terms and can be removed without cause by the affirmative vote of the holders of a majority of the outstanding shares
✔ Our directors are elected if the number of votes cast for the director’s election exceed the number of votes cast against such director’s election
Independent Oversight	✔ Nine of our ten current directors qualify as independent directors under the independence requirements of the New York Stock Exchange, or NYSE
✔ All standing Board committees are composed entirely of independent directors
✔ Our Board designates a lead independent director (“Lead Independent Director”)
✔ Our independent directors regularly meet in executive sessions

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Governance Principles	Corporate Governance Practice
Appropriate Board Composition	✔ Our Board and Nominating and Corporate Governance Committee annually assess the attributes, experience and background of our directors, providing us with a diverse range of perspectives
✔ 56% of our independent directors have been appointed within the last three years, each adding a fresh perspective and unique experience and expertise to the Board
✔ Independent directors may not stand for re-election after their 75th birthdays, absent unanimous Board approval based on the director’s contributions and expertise
Risk Mitigation and Alignment of Interests	✔ We have robust share ownership guidelines for executive officers
✔ We have adopted a clawback policy applicable to cash and equity incentive-based compensation that complies with SEC and NYSE requirements
✔ The Allison Insider Trading Policy expressly prohibits both directors and executive officers from engaging in any pledging or hedging involving our common stock
Stockholder Rights
✔
Our Bylaws provide for proxy access for director nominees (stockholders holding at least 3% of our outstanding common stock continuously for three years may nominate directors so long as the directors nominated via proxy access do not exceed 25% of the number of directors then serving)

✔ No stockholder rights plan (commonly known as a “poison pill”)

Board Leadership Structure
Our Board re-evaluates our leadership structure on an ongoing basis and may change it as circumstances warrant. At present, David S. Graziosi, our President and Chief Executive Officer, or CEO, serves as Chair of the Board. Because Mr. Graziosi is not independent, our Board has designated Philip J. Christman to serve as our Lead Independent Director. In such position, the Lead Independent Director serves as chair of executive sessions of the independent directors, calls meetings of the independent directors and communicates the results of such meetings to the Chair of the Board, facilitates communication and serves as a liaison between the independent directors and the Chair of the Board and between the independent directors and management, reviews and approves, in connection with the Chair of the Board, all agendas for meetings of the Board and communicates with major stockholders upon request. Our Board believes that Mr. Graziosi filling the role of Chair of the Board, while also having a Lead Independent Director with the powers and responsibilities outlined above, is an appropriate and efficient leadership structure.
Board Role in Risk Oversight
While risk management is primarily the responsibility of our management, our Board provides overall risk oversight, focusing on the most significant risks facing us. Our Board oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board executes its oversight responsibility for risk management directly and through its committees. In addition, our Lead Independent Director aids in the independent oversight of management.
The Audit Committee is specifically tasked with overseeing our compliance with legal, ethical and regulatory requirements, oversight of cybersecurity risks, discussing our major financial risk exposures, including our risk assessment and risk management processes, with management and receiving information on material legal and regulatory affairs. Our Executive Director, Global Financial and Tax Reporting coordinates our enterprise risk management process, and the Audit Committee and full Board receive regular reports regarding our enterprise risk management process. The Compensation Committee is tasked with overseeing our compensation-related risk assessment. See “Executive Compensation—Compensation-Related Risk Assessment” below. Our Board’s other committees oversee risks associated with their respective areas of responsibility.
The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by United States and foreign government regulators, risks associated with our business plan, strategy and capital structure, risks related to the competitive market in which we operate, and risks related to interruption

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of our business due to natural disasters, power outages, labor strikes and public health crises such as pandemics and epidemics or the like. In addition, our Board receives reports from members of our management that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, our Board is routinely informed of developments that could affect our risk profile or other aspects of our business.
Director Independence
Our Board’s Corporate Governance Guidelines, which are available on our website as described above, require that our Board be comprised of a majority of directors who qualify as independent directors under the NYSE Listed Company Manual, or the NYSE Manual. Our Board has determined that each of our non-employee directors, Judy L. Altmaier, D. Scott Barbour, Philip J. Christman, David C. Everitt, Carolann I. Haznedar, Richard P. Lavin, Sasha Ostojic, Gustave F. Perna and Krishna Shivram, is independent under the NYSE Manual. Our Board has determined that director David S. Graziosi, who is currently our employee, is not independent.
Majority Vote Standard for Election of Directors
Our Bylaws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” Under our Corporate Governance Guidelines, any director who fails to be elected must tender his or her unconditional resignation to the Board. The Nominating and Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”
Nominations for Directors
The Nominating and Corporate Governance Committee considers director nominees recommended by stockholders using the same criteria to evaluate candidates received from other sources. See “—Board Composition and Refreshment” below. A stockholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send the recommendation to our Secretary at One Allison Way, Indianapolis, Indiana 46222, who will then forward it to the Nominating and Corporate Governance Committee. Any recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election at an annual meeting, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, or to include a director nominee in our proxy statement, must comply with the advance notice requirements or the proxy access requirements set forth in our Bylaws and provide the information required by our Bylaws regarding the nominee, the stockholder of record and the beneficial owner, if any. See “Stockholder Proposals at 2026 Annual Meeting” for more information on these procedures.
Board Composition and Refreshment
Our Nominating and Corporate Governance Committee annually performs an assessment of the skills and the experience needed to provide robust independent oversight of management. Our Board recommends candidates based on the diversity of their business or professional experiences, backgrounds, talents and perspectives. Our Board considers diversity in the context of the Board as a whole and takes into account the background, experience, including financial expertise, educational history and professional history of each current and prospective director. Our Board believes this process will best facilitate Board deliberations that reflect a broad range of perspectives and lead to a more effective decision-making process.

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Director Qualifications. In considering candidates for our Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a committee-recommended nominee, but may consider the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience in our industry and with relevant social policy concerns; experience as a board member of another publicly-held company; academic expertise in an area of our operations; practical and mature business judgment, including the ability to make independent analytical inquiries; ownership of our stock and the nominee's background. The Nominating and Corporate Governance Committee and our Board evaluate each individual in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
The following chart highlights the specific skills, knowledge and experience of each of our current directors who are nominated for reelection at the Annual Meeting. A lack of a mark does not mean the director nominee does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which our Board relies most heavily. Each director nominee’s biography describes these qualifications and relevant experience in more detail.

	Altmaier	Barbour	Christman	Everitt	Graziosi	Haznedar	Ostojic	Perna	Shivram
Accounting and Financial	✓				✓				✓
Automotive/Trucking Industry	✓		✓		✓	✓	✓
Business Strategy/M&A	✓	✓	✓	✓	✓	✓	✓	✓	✓
Charitable/Non-Profit	✓			✓		✓
Energy				✓	✓		✓		✓
Government, Contracting and Defense						✓		✓
Human Resources	✓			✓	✓	✓		✓	✓
Information Technology/ Cybersecurity				✓	✓	✓	✓	✓
International	✓	✓	✓	✓	✓	✓	✓	✓	✓
Manufacturing	✓	✓	✓	✓	✓	✓	✓	✓	✓
Operations/Supply Chain/ Logistics	✓	✓	✓	✓	✓	✓		✓	✓
Public Company and Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓
R&D/Product Development	✓	✓	✓	✓		✓	✓	✓
Regulatory			✓		✓			✓
Sales and Marketing	✓	✓		✓		✓			✓

Board Composition. Our Board is committed to actively seeking qualified candidates who reflect diverse backgrounds. Our Corporate Governance Guidelines reflect the commitment of the Board and Nominating and Corporate Governance Committee to ensuring diversity of the Board.
The Nominating and Corporate Governance Committee has retained an internationally recognized executive search firm to ensure that any candidate slate for new or vacant Board seats appropriately includes highly qualified candidates who reflect diverse backgrounds as part of its ongoing process of Board refreshment, in accordance with our Corporate Governance Guidelines.
Balanced Diversity of Tenure. The Nominating and Corporate Governance Committee also considers Board tenure when evaluating the effectiveness and composition of the Board. Instead of applying term limits, the Nominating and Corporate Governance Committee conducts an annual evaluation of the effectiveness of each director including his or her primary occupation and whether he or she has the requisite time to commit to serve on the Board.
As a result of its rigorous process, the Board’s current average director tenure is approximately 5.5 years, which is well below the average director tenure in 2024 for the companies in the S&P 500 Index. More importantly, the

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Nominating and Corporate Governance Committee believes that the Board’s tenure distribution, as reflected in the chart below, provides an appropriate balance of fresh perspective and institutional knowledge that informs the discussions and decisions of the Board as well as its key committees.
Tenure Diversity Matrix

Director Availability including Service on Other Public Company Boards. The Nominating and Corporate Governance Committee also considers each director’s service on other boards, both public and private. We also have a policy, included in our Corporate Governance Guidelines, that limits non-executive directors from serving on more than five total public company boards and directors who are employees of the Company from serving on more than two total public company boards.
Directors are required to notify the chair of the Nominating and Corporate Governance Committee before being elected or appointed to any public company board on which they did not serve when appointed to our Board. As part of its assessment, the Nominating and Corporate Governance Committee also confirms that each director’s service on other boards and/or committees is consistent with the Allison Code of Business Conduct and our other conflict of interest policies.
Our Corporate Governance Guidelines also require each director, including any director who is currently an officer or employee of the Company, who resigns or materially changes his or her position with his or her employer or who becomes aware of circumstances that may adversely reflect upon the director or the Company, to notify the Nominating and Corporate Governance Committee of such circumstances.
Stockholder Communication with our Board
Our Board has implemented a process whereby our stockholders and all interested parties may send communications to our Board’s attention. Any stockholder or interested party desiring to communicate with our Board, or one or more specified members thereof, should communicate (i) in writing addressed to Allison Transmission Holdings, Inc., Board of Directors, Attention: Secretary, One Allison Way, Indianapolis, Indiana 46222, (ii) via email at stockholders@allisontransmission.com or (iii) via telephone at (317) 242-4425. Our Board has instructed our Secretary to promptly forward all such communications to the specified addressees thereof. With respect to correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, service complaints and inquiries, resumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

2025 PROXY STATEMENT	[5]

Our Commitment to Corporate Social Responsibility

Our Vision
We believe that sound corporate citizenship and attention to governance and environmental principles are essential to our success and creating long-term value for our stockholders. We are committed to operating with integrity, contributing to the local communities in which we live and work, promoting equality of opportunity, developing our employees and focusing on being thoughtful environmental stewards.
Board Oversight and Implementation
The Nominating and Corporate Governance Committee is responsible for overseeing our positions on, and policies with respect to, our risks relating to our corporate governance and our reputational and environmental efforts. To support the Nominating and Corporate Governance Committee’s responsibility, we have established an internal corporate social responsibility, or CSR, working group to oversee Allison’s policies, initiatives and reporting relative to CSR. This working group is a cross-functional team from various areas of the Company, including legal and compliance, enterprise risk management, investor relations, procurement, product engineering, marketing, sales and service, human resources and operations. The working group’s activities are coordinated by the Director of Sustainability, who reports directly to the General Counsel.
Below are some of the ways in which we demonstrated our commitment to responsible corporate governance, the environment and our employees and communities in 2024.
Governance
As the people behind the product, we seek to hold ourselves to the highest ethical standards in everything that we do. Quality solutions come from quality people, and integrity is crucial. The Allison Code of Business Conduct emphasizes the importance of driving integrity worldwide by focusing on five pillars: personal integrity, integrity in the workplace, integrity in the marketplace, integrity in our societies and communities and integrity toward the environment. The Code of Business Conduct applies to all our employees, officers and directors. The Code of Business Conduct includes expectations regarding issues such as fair treatment and non-discrimination, health and safety, anti-corruption, fair competition, insider trading, environmental protection and child labor and modern slavery. All of our global salaried employees participate in an annual training on the Code of Business Conduct.
Our Supplier Code of Conduct requires our suppliers to act consistently with our approach to integrity, responsible sourcing and supply chain management. The Supplier Code of Conduct addresses, among other things, human rights, health and safety, the environment and business integrity.
We have also adopted the Allison Insider Trading Policy and the Addendum to Insider Trading Policy governing the purchase, sale, or other dispositions of our securities by our directors, officers and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards applicable to us. A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024.
Reputational
Our People. At Allison, we believe in the power of our people, our processes and our products. Our people continue to be one of the most critical components in our continued success, the delivery of our values and the execution of our growth initiatives. We recognize the power of different thoughts, accept and respect each individual and strive to create a workplace where everyone can reach their full potential, driving innovation and business results. We hire, promote, train and compensate our employees based on merit, experience, or other work-related criteria. We value the wide range of backgrounds of our employees. We view our diversity as a strength and strive to create work environments that accept differences while promoting productivity and teamwork. Each individual at Allison is responsible for creating and maintaining a productive work environment where the dignity of all employees is respected. Throughout the recent years, our efforts to promote a respectful workplace have included providing training; continuing to increase our focus on non-traditional recruiting sources, such as organizations focused on veterans and people with disabilities, diverse professional organizations and schools with diverse student bodies; continuing our virtual mentoring program to connect employees from different locations, departments and backgrounds; and creating multicultural, emerging professionals and veterans

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employee resource groups that are open to all. These combined initiatives power our efforts to positively impact the attraction, retention and development of our workforce.
Our overriding priority is to protect the health and safety of each employee. As part of our health and safety programs, Allison is certified in ISO 45001, Occupational Health and Safety Management Systems. ISO 45001 is the only internationally recognized Safety Management System. Employees participate in training focused on health and safety and metrics are reviewed regularly, including the number of injury incidents that occur and those incidents that result in lost work days. For 2024, we achieved an overall recordable rate of 1.47 at our global locations, meaning that for every 100 employees, 1.47 employees incurred an injury that resulted in recordable medical treatment, and the number of lost work days was 0.49 at our global locations, meaning that for every 100 employees, 0.49 individuals experienced an incident that resulted in days away from work.
Our Communities. We are committed to improving the quality of life in the communities where we operate. We focus our core philanthropic efforts on giving back to local communities, advancing education, particularly in the areas of science, technology, engineering and math; promoting equality of opportunity; and supporting natural disaster relief efforts. Since 2023, we have utilized Cares, a corporate social responsibility program that facilitates the connection between our employees and non-profit organizations through volunteering and employee donation matching. We supported over 200 community, professional and educational organizations in our communities with corporate financial contributions, donations or sponsorships, and Allison employees donated and volunteered their time with over 145 non-profit organizations. In addition to our corporate giving, our employees volunteered over 2,100 hours of their time and expertise and contributed financial resources to give back to their communities. Some of the ways our employees impacted their communities in 2024 included hosting multiple blood drives and volunteer events with non-profit organizations.
Environmental
Our propulsion solutions, including fully automatic transmissions, electric hybrid propulsion solutions and fully electric propulsion solutions, enable users to reduce their impact on the environment compared to alternative technologies through increased fuel efficiency and lower emissions. Our products are also compatible with vehicles and applications that utilize clean burning alternative fuels, such as compressed and liquefied natural gas.
In addition, our Global Environmental Policy consists of three critical elements:
•	Adherence to the Law—This is paramount to how we do business. We seek to meet or exceed environmental standards and promote transparency in all of our activities.
•	Pollution Prevention—We actively work with local communities, government agencies and environmental experts to develop cohesive anti-pollution programs for our facilities.
•	Continuous Improvement—Whether it relates to our products, our manufacturing practices or our environmental practices, we seek improvement in everything we do.
We utilize ISO 14001 processes and procedures to manage our environmental management system. Every year since 2009, we have achieved “landfill-free” certification at our global headquarters and manufacturing operations in Indianapolis and have updated our facilities with more energy-efficient equipment. In addition, we have also implemented programs to reduce energy and water usage at our Lewisburg, Tennessee, Szentgotthárd, Hungary and Chennai, India manufacturing facilities.

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Certain Relationships and Related Person Transactions

Our Board has adopted a written policy for the evaluation of, and the approval, disapproval, and monitoring of, transactions involving us and “related persons.” For purposes of the policy, “related persons” include our executive officers, directors and director nominees and their immediate family members and stockholders owning five percent or more of our outstanding common stock and their immediate family members.
The policy covers any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management presents to our Nominating and Corporate Governance Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Nominating and Corporate Governance Committee then:
•
reviews the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, if the transaction is in the best interests of the Company and the extent of the related person’s interest in the transaction; and

•	takes into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct.
All related person transactions may only be consummated if our Nominating and Corporate Governance Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Nominating and Corporate Governance Committee under the policy. These pre-approved transactions include:
•	certain employment and compensation arrangements;
•	transactions in the ordinary course of business where the related person’s interest arises only from:
(i) his or her position as a director of another entity that is party to the transaction;
(ii) an equity interest of less than 10% in another entity that is party to the transaction; or
(iii) a limited partnership interest of less than 10% in another entity that is party to the transaction, subject to certain limitations;
•
transactions in the ordinary course of business where the interest of the related person arises solely from the ownership of a class of equity securities in our Company where all holders of such class of equity securities will receive the same benefit on a pro rata basis; and

•	transactions determined by competitive bids.
No director may participate in the approval of a related person transaction for which he or she is a related person.
Based on information known to us, we believe there were no transactions since January 1, 2024 in which we were or are to be a participant in which the amount involved exceeded or will exceed $120,000, and in which any director, director nominee, executive officer, holder of more than five percent of our common stock at the time of the transaction or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

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Meetings and Committees of our Board

Board Composition
Our Board currently consists of ten members. David S. Graziosi, our President and CEO, is Chair of the Board and Philip J. Christman is Lead Independent Director. The exact number of members on our Board may be modified from time to time exclusively by resolution of our Board.
Board Meetings, Attendance and Executive Sessions
Our Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of our Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and stockholder meetings. During 2024, our Board held four meetings and the committees of our Board, in aggregate, held a total of 26 meetings. Each of our current directors attended 75% or more of the meetings of our Board and the committees on which he or she served that were held during the period for which he or she was a director or committee member.
While we do not have a formal policy requiring directors to attend the annual meeting of stockholders, all of our directors attended the 2024 virtual annual meeting of stockholders.
Each regularly scheduled Board meeting normally concludes with a session between our CEO and the other directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the Chair and CEO) if requested by any director. The independent directors may meet in executive session, without the Chair and CEO, at any time, and are scheduled for such independent executive sessions at each regularly scheduled Board meeting. As Lead Independent Director, Mr. Christman presides at executive sessions of independent directors.
Board Committees
Our Board directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of our Board and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance Committee. In addition, from time to time, other committees may be established under the direction of our Board when necessary to address specific issues. The following table shows the current membership of each Board committee and the number of meetings held during 2024:

Director	Audit	Compensation	Nominating and Corporate Governance	Finance
Judy L. Altmaier		Chair	X
D. Scott Barbour	X	X
Philip J. Christman		X	Chair
David C. Everitt			X	X
David S. Graziosi
Carolann I. Haznedar			X	Chair
Richard P. Lavin		X	X
Sasha Ostojic	X			X
Gustave F. Perna	X	X
Krishna Shivram	Chair			X
2024 Meetings	8	5	7	6

2025 PROXY STATEMENT	[9]

The membership of the Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors and meets the heightened standards of independence for audit committee and compensation committee members, respectively, required by Securities and Exchange Commission, or SEC, rules and the NYSE Manual.
The Audit Committee
The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements provided by us to any governmental body or the public and prepares the report of the Audit Committee included under “Report of the Audit Committee” in this proxy statement. The Audit Committee also assists our Board in discharging its oversight responsibilities regarding the integrity of our consolidated financial statements, our compliance with legal, ethical and regulatory requirements, oversight of cybersecurity risks, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function. The Audit Committee has sole authority to appoint, subject to stockholder ratification, or replace our independent registered public accounting firm and pre-approves the auditing services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms thereof. The Audit Committee reviews and discusses with management and our independent registered public accounting firm our annual audited consolidated financial statements, our quarterly earnings releases and financial statements and significant financial reporting issues and judgments made in connection with the preparation of our financial statements. The charter of the Audit Committee requires that each member meet the independence and experience requirements of the NYSE, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC.
Our Board has determined that Krishna Shivram qualifies as an “audit committee financial expert” as defined by SEC rules.
The Compensation Committee
The Compensation Committee (i) reviews, approves and/or oversees compensation provided to our executive officers and employees and all agreements and arrangements with respect thereto, (ii) establishes our general compensation policies and (iii) reviews, approves and/or oversees the administration of our employee benefits plans and makes recommendations for stockholder approval of such plans, as applicable.
The Compensation Committee may take into consideration the recommendations of our CEO with respect to the compensation of our other executive officers. The Compensation Committee also discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends its inclusion in our annual report on Form 10-K and proxy statement and issues the report on its activities which appears under “Executive Compensation—Compensation Committee Report” in this proxy statement. The charter of the Compensation Committee requires that each member meet the independence requirements of the NYSE, the Exchange Act and the rules and regulations of the SEC.
The Compensation Committee has authority to retain the advice and assistance of independent counsel, compensation consultants or other experts or consultants. For 2024, the Compensation Committee retained Semler Brossy Consulting Group, LLC, or Semler Brossy, as its compensation consultant. See “Executive Compensation—Compensation Discussion and Analysis—2024 Compensation Decisions—Role of Compensation Consultant” for a description of the services provided to the Compensation Committee by Semler Brossy.
The Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee assists our Board in discharging our Board’s responsibilities regarding identifying qualified candidates to become Board members, selecting nominees for election as directors at our annual meetings of stockholders, selecting candidates to fill any vacancies on our Board and overseeing the annual evaluation of our Board and CEO succession planning. See “Corporate Governance—Nominations for Directors” and “—Board Composition and Refreshment” above for additional information. The Nominating and Corporate Governance Committee approves compensation provided to our directors and all related person transactions and oversees our CSR initiatives. The Nominating and Corporate Governance Committee has the authority to retain its own independent counsel, experts or advisors. The charter

10	2025 PROXY STATEMENT

of the Nominating and Corporate Governance Committee requires that all responsibilities of such committee required under NYSE rules to be performed by directors who satisfy the independence requirements of the NYSE be performed solely by the members of such committee who qualify as independent.
The Finance Committee
The Finance Committee assists our Board in discharging our Board’s responsibilities regarding significant transactions, including strategic investments, mergers and acquisitions and divestitures, capital expenditures, capital structure, including dividends, stock repurchases and borrowing and equity practices and other financial strategies and special projects. The Finance Committee has the authority to retain its own independent counsel, experts or advisors.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consisted of Messrs. Barbour, Christman and Lavin and Ms. Altmaier from January 2024 through August 2024 and has consisted of Messrs. Barbour, Christman, Lavin and Perna and Ms. Altmaier since August 2024. None of the members of our Compensation Committee during 2024 or as of the date of this proxy statement is or has been one of our officers or employees. During 2024, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee.

2025 PROXY STATEMENT	[11]

Stock Ownership

Security Ownership of Certain Beneficial Owners
The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than five percent (5%) of our common stock as of March 10, 2025.

Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class
FMR LLC(1) 245 Summer Street Boston, MA 02210	12,745,693	14.6%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	9,871,911	11.0%

(1)
This information is based on a Schedule 13G/A filed with the SEC on November 12, 2024. FMR LLC, a parent holding company, has sole power to vote 11,695,682 shares and sole power to dispose of 12,745,693 shares. Abigail P. Johnson, a director, the Chair and Chief Executive Officer of FMR LLC, also has the sole power to dispose of such 12,745,693 shares.

(2)
This information is based on a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group, an investment advisor, has shared power to vote 47,336 shares, sole power to dispose of 9,740,129 shares and shared power to dispose of 131,782 shares.

Security Ownership of Directors and Officers
The following table sets forth information with respect to the beneficial ownership of our common stock as of the close of business on March 10, 2025 by each of our directors, nominees for director and named executive officers, as well as all of our current directors and executive officers as a group. On March 10, 2025, we had [    ] shares of our common stock outstanding.
The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

12	2025 PROXY STATEMENT

Except as otherwise indicated in these footnotes, each of the directors and executive officers listed has, to our knowledge, sole voting and investment power with respect to the shares of common stock. None of the shares owned by our directors, nominees for director and executive officers have been pledged as security.

Name	Total Number of Shares Owned	Percent of Class
Named Executive Officers
David S. Graziosi(1)	376,186	*
G. Frederick Bohley(2)	222,905	*
John M. Coll(3)	115,880	*
Eric C. Scroggins(4)	27,206	*
Teresa J. van Niekerk(5)	23,083	*
Non-Employee Directors
Judy L. Altmaier(6)	20,541	*
D. Scott Barbour(7)	11,095	*
Philip J. Christman(8)	8,382	*
David C. Everitt(9)	37,903	*
Carolann I. Haznedar(10)	21,441	*
Richard P. Lavin(11)	44,778	*
Sasha Ostojic(12)	8,725	*
Gustave F. Perna(13)	8,042	*
Krishna Shivram(14)	8,042	*
All current executive officers and directors as a group (17 persons)(15)	1,061,519	[ ]%

*	Denotes less than 1.0% of beneficial ownership.
(1)	Includes 133,981 vested, but unexercised, options.
(2)	Includes 126,769 vested, but unexercised, options and 360 shares of common stock held by his spouse.
(3)	Includes 89,798 vested, but unexercised options, and 8,906 shares of common stock held by the John Coll Living Trust dated May 2, 2005.
(4)	Includes 8,181 vested, but unexercised, options.
(5)	Includes 2,208 vested, but unexercised, options.
(6)	Includes 19,446 deferred stock units, or DSUs, and 1,095 dividend equivalents that could be settled in common stock within 60 days.
(7)	Includes 2,017 restricted stock units, or RSUs, and 15 dividend equivalents that vest within 60 days.
(8)	Includes 2,017 RSUs and 15 dividend equivalents that vest within 60 days.
(9)	Includes 33,058 DSUs and 3,255 dividend equivalents that could be settled in common stock within 60 days.
(10)	Includes 20,239 DSUs and 1,202 dividend equivalents that could be settled in common stock within 60 days.
(11)	Includes 33,115 DSUs and 1,837 dividend equivalents that could be settled in common stock within 60 days.
(12)	Includes 2,017 RSUs and 15 dividend equivalents that vest within 60 days.
(13)	Includes 2,017 RSUs and 15 dividend equivalents that vest within 60 days.
(14)	Includes 2,017 RSUs and 15 dividend equivalents that vest within 60 days.
(15)
Includes (i) 427,559 vested, but unexercised, options, (ii) 10,085 RSUs and 75 dividend equivalents that vest within 60 days, and (iii) 105,858 DSUs and 7,389 dividend equivalents that could be settled in common stock within 60 days.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of such filings and written information given to us by our directors and executive officers, we believe that all such reports required by Section 16(a) of the Exchange Act were in compliance with such filing requirements during the year ended December 31, 2024, except for one report filed on behalf of Mr. Graziosi on February 27, 2024 reporting a stock option exercise and subsequent sale of the underlying shares on February 20, 2024 and one report filed on behalf of Mr. Eifert filed on October 8, 2024 reporting a stock option exercise and subsequent sale of the underlying shares on September 26, 2024, which reports were inadvertently filed late due to administrative error.

2025 PROXY STATEMENT	[13]

Executive Officers

The following table provides information regarding our executive officers as of March 10, 2025.

Name	Age	Position
David S. Graziosi	59	Chair, President and Chief Executive Officer
G. Frederick Bohley	56	Chief Operating Officer, Chief Financial Officer & Treasurer
John M. Coll	62	Senior Vice President, Global Marketing, Sales and Service
Thomas D. Eifert	55	Vice President, Quality, Planning & Program Management
Ryan A. Milburn	53	Vice President, Engineering and Technology Development
Dana J.H. Pittard	66	Vice President, Defense Programs
Eric C. Scroggins	54	Vice President, General Counsel and Assistant Secretary
Teresa J. van Niekerk	51	Vice President, Chief Procurement Officer

David S. Graziosi
Mr. Graziosi’s biographical information is included under “Proposal No. 1—To elect nine directors.”
G. Frederick Bohley
Mr. Bohley currently serves as Chief Operating Officer, Chief Financial Officer and Treasurer, a position he has held since June 2024. Prior to that, Mr. Bohley served as Senior Vice President, Chief Financial Officer and Treasurer from June 2019 until June 2024. Mr. Bohley joined Allison in 1991 in the Finance organization where he held positions of increasing responsibility. In 2001, Mr. Bohley joined Marketing, Sales and Service, where he held the position of National Account Executive. He relocated to São Paulo, Brazil in 2003 as Director of Latin American Operations, and returned in 2006 as Director of International Marketing and Business Planning. Following Allison’s divestiture from General Motors, Mr. Bohley rejoined Finance and was promoted to Executive Director of Financial Planning and Analysis, Pricing and International Finance. He added Investor Relations to his responsibilities in 2013 and Business Planning in 2014. He was promoted to Vice President, with the added responsibility of the treasury department, in 2016 and became Treasurer in 2017. Mr. Bohley was then promoted to Vice President, Chief Financial Officer and Treasurer in 2018, and he added Business Development to his responsibilities in 2018. In 2019, he was named Senior Vice President and has had oversight responsibility for Information Systems and Services since 2020. Mr. Bohley holds a bachelor’s degree in business, with majors in accounting and finance, from the Kelley School of Business at Indiana University.
John M. Coll
Mr. Coll joined Allison as Senior Vice President, Global Marketing, Sales and Service in October 2016. Prior to joining Allison, Mr. Coll was Vice Present of Sales and Marketing at Gerdau Ameristeel U.S., a manufacturer of steel products, from January 2015 to October 2016. Prior to that, Mr. Coll served fourteen years at Eaton Corporation, or Eaton, most recently as Vice President of Global Marketing for the vehicle group from January 2011 to January 2015. Prior to that, he held a number of other roles at Eaton, including Director of Global Channel Marketing for Eaton Electrical, General Manager of Aftermarket and Vehicle Solutions for Truck Components and Vice President of Sales and Marketing for Truck Components. Prior to joining Eaton, Mr. Coll served thirteen years at Philips Electronics. Mr. Coll earned a bachelor’s degree in business administration from West Virginia University and a Master of Business Administration from the University of Pittsburgh. Mr. Coll serves as Chairman and a board member of the Motor & Equipment Manufacturers Association. He also serves as a board member of the Truck Renting & Leasing Association.

14	2025 PROXY STATEMENT

Thomas D. Eifert
Mr. Eifert currently serves as Vice President, Quality, Planning and Program Management, a position he has held since December 2021. In August 2021, following leadership changes, his role began reporting directly to the CEO. In August 2020, his role was expanded to include oversight of Quality and Reliability and Engineering Test Operations including our Vehicle Electrification and Environmental Test Center. Mr. Eifert previously held the positions of Vice President, Program Management and Product Planning from December 2018 until December 2021, where he was responsible for planning and leading product initiatives across the portfolio serving the On-Highway, Off-Highway and Defense end markets, Vice President, Program Management and Mobile Source Emissions from April 2017 until December 2018, and Executive Director, Product Teams and Program Management from 2014 until April 2017.
Mr. Eifert began his career with General Motors in 1989 as a co-op student at the Inland (Fisher Guide) Division in Dayton, Ohio and served in a variety of roles with Delphi Automotive. He joined Allison in 1996 as a Supplier Quality Engineer. In 1997, he was promoted to Senior Supplier Quality Engineer and in 1999 to Supervisor, Supplier Quality Engineering. Over the course of his career, he worked in several different areas of the business, including Purchasing, Business Planning and Engineering. In 2007, he was promoted to Executive Director of Global Customer Support in the Marketing, Sales and Service group. In 2013, he rejoined the Engineering division and then assumed a cross-functional leadership role to define, plan and implement product initiatives for the On-Highway Products Team, the Controls System Team and the Off-Highway Products Team. Mr. Eifert is also the executive sponsor for the Company's multicultural Employee Resource group. He graduated from the University of Dayton with a degree in mechanical engineering and earned a Master in Business Administration from Butler University.
Ryan A. Milburn
Mr. Milburn currently serves as Vice President, Engineering and Technology Development for Allison, a position he has held since August 2021. Mr. Milburn previously served as Vice President, e-Mobility Engineering from May 2020 until August 2021. Prior to that, he served as Vice President, Mechatronics & Controls Software from May 2019 until June 2020, and before that as Executive Director, Embedded Controls Systems from July 2015 until May 2019. Prior to his positions in engineering leadership, Mr. Milburn served as Managing Director Europe, Middle East and Africa (EMEA) based in The Netherlands from 2012 to 2015 and as Vice President and Chief Information Officer following our divestiture from General Motors in 2007. Mr. Milburn began his career with Allison in 1990, holding roles of increasing responsibility in manufacturing operations and information technology including Manager of Information & Control Systems for the green-field launch of our former manufacturing facility in Baltimore, Maryland, Manager of Engineering & Product Development Systems and Chief Information Officer. Mr. Milburn received his Bachelor of Science degree in Electrical Engineering and Computer Science from GMI Engineering & Management Institute as part of a co-operative education program with Allison. Mr. Milburn serves on the Marian University E.S. Witchger School of Engineering Board of Visitors and has served on the SAE International COMVECTM Executive Council.
Dana J.H. Pittard
Mr. Pittard joined Allison in October 2015 as Deputy Vice President of Defense Programs. He was promoted to Vice President, Defense Programs in January 2016. Mr. Pittard retired from the U.S. Army with the grade of Major General (2 Star) after 34 years of active duty. He has commanded Armor and Infantry units at every level from platoon to Division, including command of the 1st Armored Division. His service included multiple combat tours. Mr. Pittard brings a wealth of experience in combat vehicle technology and a deep understanding of the Department of Defense and congressional budget processes. He served as the Director of Operations for the Army Training and Doctrine Command, the organization responsible for defining requirements for combat vehicles. As the commander of Fort Bliss, Texas from 2010 to 2013, he transformed the post into one of the largest operational training installations in the Army and was responsible for a community of over 100,000 soldiers, civilians and family members. Mr. Pittard serves as director on the Hamilton County Community Foundation Board. Mr. Pittard also serves on the board of directors of the West Point Association of Graduates. Mr. Pittard holds a bachelor’s degree from the U.S. Military Academy at West Point, a Master’s degree from the School of Advanced Military Studies at the U.S. Army Command and General Staff College and a National Security Fellowship from the John F. Kennedy School of Government at Harvard University.

2025 PROXY STATEMENT	[15]

Eric C. Scroggins
Mr. Scroggins currently serves as Vice President, General Counsel, a position he has held since joining Allison in December 2007, and Assistant Secretary to the Board, a position he has held since February 2025. Prior to that, he served as Vice President, General Counsel and Secretary from December 2007 until September 2021 and then again from February 2023 to February 2025. He is responsible for advising our Board and leadership team on legal and business matters, managing our legal affairs and overseeing our Government Relations, Export Compliance, Internal Audit organizations and CSR organizations. Prior to joining Allison, Mr. Scroggins served as General Counsel for Product Action International, LLC and was an attorney with the law firm of Ice Miller LLP. Prior to that, Mr. Scroggins worked for the State of Indiana, serving in various roles with the Indiana State Personnel Department, including Deputy Director. Mr. Scroggins received a bachelor’s degree from Ball State University and a J.D. from Indiana University McKinney School of Law. Mr. Scroggins serves on the board of Indiana Industrial Energy Consumers, Inc. (INDIEC), a trade association that represents large volume users of energy, including Allison.
Teresa J. van Niekerk
Ms. van Niekerk currently serves as Vice President, Chief Procurement Officer (formerly titled Vice President, Global Purchasing and Supplier Quality), a position she has held since 2016. She joined Allison in October 2012 as Managing Director of Purchasing and was promoted to Executive Director of Purchasing in 2014. During her time at Allison, Ms. van Niekerk has spearheaded significant organizational restructuring efforts, including complex contract management strategy, business case development and assessment, sourcing implementation, raw material management, formal supplier development agreements and monthly accrual management. Prior to joining Allison, Ms. van Niekerk held operational responsibility for Navistar Truck Division’s purchasing group. She holds a bachelor’s degree in management from Indiana Wesleyan University.

16	2025 PROXY STATEMENT

Proposal No. 1—To elect nine directors

Our Board currently consists of ten directors serving one-year terms until the next annual meeting of stockholders and until the director’s successor is elected and has qualified. One of our current directors, Richard P. Lavin, has decided not to stand for reelection at the Annual Meeting due to health considerations. We thank Mr. Lavin for his many years of service on the Board and, most recently, for serving as our Lead Independent Director.
Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated nine of our current directors to be elected to our Board at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the nine director nominees. Effective as of the Annual Meeting, our Board has approved a decrease in the size of the Board from ten to nine directors.
Unless indicated otherwise, it is the intention of the persons named as proxies for the Annual Meeting to vote such proxy for the election to our Board of Judy L. Altmaier, D. Scott Barbour, Philip J. Christman, David C. Everitt, David S. Graziosi, Carolann I. Haznedar, Sasha Ostojic, Gustave F. Perna and Krishna Shivram. All of the director nominees currently serve on our Board. Each of the director nominees has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, the proxy holders intend to vote the proxy for the election of such other person as our Board, upon the recommendation of the Nominating and Corporate Governance Committee, may select. Alternatively, our Board may reduce the number of directors to eliminate the vacancy.
The information set forth below states the name of each nominee for director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a director of the Company, other public company directorships held and the key qualifications, experiences, attributes or skills that led to the conclusion that he or she should serve as a director. There is no family relationship among any of our directors, nominees for director or executive officers.

2025 PROXY STATEMENT	[17]

Nominees for Director

Judy L. Altmaier, Director since February 2019

Ms. Judy L. Altmaier, age 63, served as the President of Exmark Manufacturing Company Incorporated, a subsidiary of The Toro Company, or Toro, a worldwide provider of innovative solutions for the outdoor environment, from 2013 until her retirement in January 2019. Prior to that, she was Vice President, Operations and Quality Management of Toro from 2009 until 2013. Before joining Toro, Ms. Altmaier spent more than 25 years with Eaton Corporation, or Eaton, a diversified power management company, holding positions of increasing responsibility including Vice President of Operations, Auto Group Americas during 2009 and Vice President, General Manager Global Engine Valve Division in Turin, Italy from 2007 until 2009. Ms. Altmaier joined Eaton in 1983 as an accountant. Ms. Altmaier also serves on the board of directors of Enerpac Tool Group Corp. Ms. Altmaier holds a bachelor’s degree in business from Kearney State College and a Master of Business Administration from the University of Nebraska-Kearney.

Our Board has concluded that Ms. Altmaier should serve as a director because of her industry experience in manufacturing, operations, supply chain management, mergers and acquisitions and product development and strategy, including in the areas of automation and electrification, developed over her career with Toro and Eaton. In addition, Ms. Altmaier brings significant experience in international operations and execution of growth initiatives to our Board.

D. Scott Barbour, Director since May 2022

Mr. D. Scott Barbour, age 63, serves as the Chief Executive Officer and President of Advanced Drainage Systems, Inc., or ADS, a manufacturer of water management solutions in the stormwater and on-site septic wastewater industries, a position he has held since September 2017. From 1989 until 2016, Mr. Barbour worked for Emerson Electric Co., or Emerson, a global technology and engineering company that provides solutions for customers in industrial, residential and commercial markets, most recently serving as President and Chief Executive Officer of its $4.5 billion Network Power business. During his tenure at Emerson, Mr. Barbour also held several leadership positions including Group Vice President of Emerson Climate Technologies, President, Emerson Climate Technologies Asia Pacific Division, and President, Emerson Climate Technologies Air Conditioning Division. Mr. Barbour received his Bachelor of Science in Mechanical Engineering from Southern Methodist University and his Master of Business Administration from the Owen Graduate School of Management, Vanderbilt University. Mr. Barbour also serves on the board of directors of ADS.

Our Board has concluded that Mr. Barbour should serve as a director because of his leadership capabilities and his experience in industrials, marketing, sales, engineering and product development and strategy, which he developed over his career with ADS and Emerson. In addition, Mr. Barbour brings significant experience in technology development and execution of growth initiatives to our Board.

18	2025 PROXY STATEMENT

Philip J. Christman, Director since August 2022

Mr. Philip J. Christman, age 61, served as President, Operations of Navistar, Inc., or Navistar, a leading manufacturer of commercial trucks, buses and engines, from May 2017 until his retirement in March 2022. In this role, he was responsible for all Navistar operations encompassing engineering, manufacturing, procurement and quality. He began his career with Navistar in 1986 and held various management positions of increasing responsibility in operations, engineering, procurement and strategy. Mr. Christman has a Bachelor of Science degree in Mechanical Engineering from Indiana Institute of Technology and a Master of Business Administration from Ball State University. Mr. Christman also serves on the board of directors of Broadwind, Inc.

Our Board has concluded that Mr. Christman should serve as a director because of his long history in, and extensive knowledge of, the commercial vehicle industry and international operations from his career at Navistar. Mr. Christman also provides important customer-focused perspectives to our Board.

David C. Everitt, Director since August 2014

Currently retired, Mr. David C. Everitt, age 72, served as Interim Chief Executive Officer of Enviri Corporation (formerly known as Harsco Corporation), a provider of industrial services and engineered products, from February 2014 to August 2014. Prior to that, Mr. Everitt served as President of the Agriculture and Turf Division of Deere & Company, or Deere, a global leader in the production of agricultural, construction and forestry equipment and solutions, from September 2006 until his retirement in September 2012. He began his career at Deere in 1975 as an engineer and, over the next nearly four decades, held positions of increasing responsibility, most recently responsible for the sales and marketing for all of North America and Asia, as well as global design and production of John Deere tractors and turf and utility, and global Ag Solutions Systems. Mr. Everitt holds a Bachelor of Science in industrial engineering from Kansas State University. Mr. Everitt also serves on the board of directors for Brunswick Corporation, Corteva, Inc. and Enviri Corporation and previously served on the board of directors of Nutrien Ltd. and Agrium Inc.

Our Board has concluded that Mr. Everitt should serve as a director because of his extensive industry experience in sales, marketing and operations, particularly with respect to information technology, gained from his positions as Interim Chief Executive Officer at Harsco Corporation and the President of Deere’s largest division in the areas of engineering, manufacturing and global operations.

2025 PROXY STATEMENT	[19]

David S. Graziosi, Director since May 2018

Mr. David S. Graziosi, age 59, serves as Chair of the Board, a position he has held since 2021, and President and Chief Executive Officer of Allison, a position he has held since June 2018. Prior to that, Mr. Graziosi served as President, Chief Financial Officer and Assistant Secretary of Allison from January 2016 until June 2018, and Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since joining Allison in November 2007. Before joining Allison, between 2006 and 2007, Mr. Graziosi served as Executive Vice President and Chief Financial Officer of Covalence Specialty Materials Corporation, or Covalence. Prior to joining Covalence, Mr. Graziosi held various positions in the industry, including as Vice President of Finance Precursors and Epoxy Resins at Hexion Specialty Chemicals, Inc. from 2005 to 2006 and Executive Vice President and Chief Financial Officer at Resolution Performance Products LLC from 2004 to 2005. Prior to that, he served as Vice President and Chief Financial Officer of General Chemical Industrial Products Inc., as Finance Director of GenTek Inc., and as Internal Audit Director and Assistant Corporate Controller at Sun Chemical Group B.V. Mr. Graziosi is also a Certified Public Accountant and a Certified Information Systems Auditor (non-practicing). Mr. Graziosi holds a bachelor’s degree in business economics from the State University of New York and a Master of Business Administration from Rutgers University.

Our Board has concluded that Mr. Graziosi should serve as a director because of his experience with, and institutional knowledge of, Allison and his significant experience in finance, accounting, international business, operations, manufacturing and risk management.

Carolann I. Haznedar, Director since November 2018

Ms. Carolann I. Haznedar, age 65, held various positions with E. I. du Pont de Nemours and Company, or DuPont, a global innovator of technology-based materials and solutions, from 1981 until her retirement in June 2016. During Ms. Haznedar’s most recent 18 years, she was responsible for several global businesses including Packaging and Industrial Polymers, Engineering Polymers serving the automotive industry, Kevlar® Life Protection and Specialty Fluorochemicals. Prior to these roles, she held several functional leadership roles over 10 years, with increasing responsibility. She started at DuPont in manufacturing for control systems engineering and spent seven years in manufacturing including large international plant sites. Prior to DuPont, Ms. Haznedar worked for Edo-Aire Corporation, an aviation company, where she worked on microprocessor control for nav/comm systems. Ms. Haznedar holds a bachelor’s degree in computer science/math from Montclair State University and has MBA studies from Ohio University. Ms. Haznedar also serves on the board of directors for Enviri Corporation.

Our Board has concluded that Ms. Haznedar should serve as a director because of her substantial operational experience and business leadership developed over her 35-year career with DuPont. In addition, Ms. Haznedar brings extensive experience in driving growth and innovation and global experience with lean organizations to our Board.

20	2025 PROXY STATEMENT

Sasha Ostojic, Director since August 2022

Mr. Sasha Ostojic, age 61, serves as a Venture Partner at Playground Global LLC, a venture capital firm specializing in early stage deep tech companies, a role he has held since April 2019. Mr. Ostojic also serves as an Adviser to the CEO at Zoox, Inc., a developer of self-driving vehicles acquired by Amazon.com, Inc. in 2020, where he also served as Interim Senior Vice President of Software between November 2021 and October 2022. Prior to these roles, he served as Senior Vice President of Engineering at Cruise LLC, a self-driving car company owned by General Motors, from October 2016 until November 2017 and as Vice President of Software for NVIDIA Corporation, a pioneer in accelerated and AI computing, from March 2011 until October 2016. Mr. Ostojic has a Bachelor of Science degree in Computer Science from San Francisco State University and a Master of Business Administration from Santa Clara University.

Our Board has concluded that Mr. Ostojic should serve as a director because of his experience with developing emerging technology in the automotive and other industries and delivering them to market. In addition, Mr. Ostojic’s venture capital and entrepreneurial experience provides valuable insight to the Board as we continue to execute our growth initiatives.

Gustave F. Perna, Director since August 2022

General, United States Army (retired) Gustave F. Perna, age 64, retired from the United States Army in July 2021 as the Chief Operating Officer of Operation Warp Speed, the Trump administration’s multi-billion-dollar coronavirus vaccine and treatment effort, a position he had held since May 2020. Prior to that, General Perna served as Commanding General of United States Army Materiel Command, which develops and delivers materiel readiness solutions for the Army’s land force capabilities, from September 2016 to May 2020 and as Deputy Chief of Staff, G-4 of the Army, with responsibility for oversight of the policies and procedures used by all Army logisticians globally, from 2014 to September 2016. During his 38 years of service in the United States Army, General Perna held many other staff and command assignments, including Commander, Joint Munitions Command and Joint Munitions and Lethality Lifecycle Management Command, Commander, Defense Supply Center Philadelphia, Commander, 64th Forward Support Battalion and Commander, 4th Sustainment Brigade. General Perna holds an Associate Degree in Business Administration from Valley Forge Military Academy and a Bachelor Degree in Business Management from the University of Maryland and was awarded a Master’s Degree in Logistics Management from the Florida Institute of Technology.

Our Board has concluded that General Perna should serve as a director because of his valuable leadership, supply chain, logistics and international affairs experience from his nearly 40 years of service in the United States Army, including as leader of Operation Warp Speed and Commander of Army Materiel Command. In addition, General Perna brings deep knowledge of the defense industry, an important end market for Allison.

2025 PROXY STATEMENT	[21]

Krishna Shivram, Director since August 2022

Mr. Krishna Shivram, age 62, serves as Managing Partner in Veritec Capital Partners, a firm that invests in early to mid-stage energy technology companies, a position he has held since January 2023. Mr. Shivram served as Chief Executive Officer of Sentinel Energy Services Inc., or Sentinel, a special purpose acquisition company, a position he held from November 2017 to December 2020. Mr. Shivram also served as interim Chief Executive Officer of Weatherford International plc from November 2016 to March 2017 and Executive Vice President and Chief Financial Officer of Weatherford International plc from November 2013 until November 2016. He has over 30 years of financial and operational management experience in the energy industry and previously worked for Schlumberger Ltd. in a variety of roles across the globe, including as Vice President and Treasurer from January 2011 until November 2013. Mr. Shivram has a Bachelor of Science degree in Economics and Commerce from Sydenham College in India and is a Chartered Accountant. Mr. Shivram has served as a member of the board of directors of Ranger Energy Services, Inc., an oilfield service company, since August 2017. He also previously served on the board of directors of Sentinel, Superior Energy Services Inc. and GulfMark Offshore Inc.

Our Board has concluded that Mr. Shivram should serve as a director because of his experience as a Chief Financial Officer and Treasurer, as well as in corporate finance and mergers and acquisitions. In addition, Mr. Shivram’s expertise in the energy market provides our Board with valuable knowledge of an industry that impacts our global Off-Highway end markets.

Our Board unanimously recommends a vote FOR each of the nominees for director.

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Proposal No. 2—To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2025. Stockholders have the opportunity to ratify that selection in an advisory non-binding vote.
The Audit Committee approves all audit and permissible non-audit services to be provided to us by PwC prior to commencement of services. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve specific services up to specified individual and aggregate fee amounts. These approval decisions are presented to the full Audit Committee at the next scheduled meeting after such approvals are made.
We have incurred fees for services from PwC in the below-indicated amounts for the following categories of services for the years ended December 31, 2024 and 2023, respectively:

	2024	2023
Audit Fees(1)	$ 1,377,504	$ 1,360,667
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,377,504	$1,360,667

(1)
Audit Fees include fees and expenses for the audit of our annual consolidated financial statements, for the review of quarterly financial statements and for services that generally only the principal auditor reasonably can provide, such as statutory and other subsidiary audits.

We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The Audit Committee of our Board has the sole authority to appoint, replace, compensate and oversee the independent auditor, and shall pre-approve the fees and other terms of all engagements for audit and non-audit services provided by the independent auditor. In 2024, all of the Company’s audit fees paid to the independent auditor were pre-approved by the Audit Committee.
If the holders of a majority of the voting power of the shares entitled to vote on this proposal represented virtually or by proxy do not approve the proposal, the Audit Committee will reconsider its choice, taking into consideration the views of the stockholders, and may, but will not be required to, appoint a different independent registered public accounting firm.

Our Board unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025.

2025 PROXY STATEMENT	[23]

Report of the Audit Committee

The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of the Company’s internal auditor and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.
Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States, as well as auditing the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such consolidated financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.
We held eight meetings during 2024. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditor and the independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC.
We discussed with the internal auditor and PwC the overall scope and plans for their respective audits. We met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal control over financial reporting. We reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
We discussed with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment and risk management processes.
We reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2024 with management, the internal auditor and PwC, and reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting. We reviewed PwC’s report on the Company’s consolidated financial statements, which indicated that the consolidated financial statements present fairly, in all material respects, the Company’s financial position and results of operations and cash flows in conformity with accounting principles generally accepted in the United States and PwC’s audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024. We also discussed with management, the internal auditor and PwC the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission, or SEC, and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC and the process used to support management’s report on internal control over financial reporting.
We also discussed with PwC all matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the SEC.
PwC provided us with the written disclosure and the letter required by applicable PCAOB requirements and represented that PwC is independent from the Company. We discussed with PwC its independence from the Company.

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Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to our Board, and our Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2024 be included in the Company’s Annual Report on Form 10-K. We have also selected PwC as the Company’s independent registered public accounting firm for the year ended December 31, 2025 and will present the selection to the stockholders for ratification at the Annual Meeting.
The Audit Committee:
Krishna Shivram, Chair
D. Scott Barbour
Sasha Ostojic
Gustave F. Perna

2025 PROXY STATEMENT	[25]

Proposal No. 3—Approval of the amendment to our Second Amended and Restated Certificate of Incorporation to provide for exculpation of officers

General
As part of its continuing review of our corporate governance standards and practices, our Board unanimously approved and declared advisable, subject to stockholder approval, an amendment, or the Amendment, to our Second Amended and Restated Certificate of Incorporation, as amended, or the Charter, to update the current exculpation and liability provisions in Article NINTH of our Charter to reflect developing law. A copy of the Amendment is attached to this proxy statement as Appendix A-1, and a copy of the Amendment, marked to show changes against current Article NINTH of our Charter, is attached to this proxy statement as Appendix A-2.
Effective August 1, 2022, Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL, was amended (as amended, “Amended 102(b)(7)”) to enable a corporation to include in its certificate of incorporation a provision exculpating certain corporate officers from liability for monetary damages for breach of the fiduciary duty of care in certain circumstances. Previously, Section 102(b)(7) provided for exculpation in certain circumstances of directors only. Amended 102(b)(7) allows for the exculpation of liability for breach of the fiduciary duty of care of certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Further, Amended 102(b)(7) does not permit a corporation to exculpate Covered Officers (as defined below) from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Under Amended 102(b)(7), the officers who may be exculpated include a person who (i) is the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer of the corporation at any time during the course of conduct alleged in the action or proceeding to be wrongful, (ii) is or was identified in the corporation’s public filings with the SEC because such person is or was one of the most highly compensated executive officers of the corporation, or (iii) has consented to services of process in Delaware by written agreement (collectively, the “Covered Officers”).
Effect of the Amendment
The proposed Amendment would allow for the exculpation of our officers to the fullest extent permitted by the DGCL. As described above, this currently means that the proposed Amendment would allow for the exculpation of Covered Officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought against an officer by the Company itself or for derivative claims brought against an officer by stockholders in the name of the Company. Further, the Amendment would not limit the liability of officers for any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the officer derived an improper personal benefit.
Rationale for Adoption of the Amendment
Our Board believes that the Amendment is in the best interests of the Company and our stockholders. In approving the Amendment and recommending it for approval by our stockholders, the Board considered the narrow class and type of claims to which Amended 102(b)(7) applies, the officers that are covered by Amended 102(b)(7) and the benefits the Board believes would accrue to the Company from providing officer exculpation, including, without limitation, the ability to attract and retain key officers and the potential to reduce litigation costs associated with frivolous lawsuits. The Amendment would also more closely align the protections available to our officers with those already available to our directors. We believe that failing to adopt the Amendment could impact our recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense, and other risks of proceedings exceeds the benefits of serving as an officer of the Company.
In addition, adopting the Amendment would enable the officers to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability. The nature of the role of officers often requires them to make decisions on crucial matters. Frequently, officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of

26	2025 PROXY STATEMENT

investigations, claims, actions, suits, or proceedings seeking to impose liability based on hindsight, especially in the current litigious environment and regardless of merit. Limiting our current and prospective officers’ concern about personal risk would empower officers to best exercise their business judgment in furtherance of stockholder interests and better position the Company to retain our current officers and attract top officer candidates.
If our stockholders approve the Amendment, our Board has authorized our officers to file a Certificate of Amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Amendment at the Annual Meeting, and the Certificate of Amendment would become effective upon acceptance by the Delaware Secretary of State.
If our stockholders do not approve the Amendment, the Company’s current exculpation provisions relating to directors will remain in place, and the Certificate of Amendment will not be filed with the Delaware Secretary of State. However, even if our stockholders approve the Amendment, our Board retains discretion under Delaware law to determine when to file the Certificate of Amendment with the Delaware Secretary of State and to abandon the Amendment notwithstanding prior stockholder approval of the Amendment.

Our Board unanimously recommends that stockholders vote FOR the Amendment to our Second Amended and Restated Certificate of Incorporation to provide for exculpation of officers.

2025 PROXY STATEMENT	[27]

Proposal No. 4—An advisory non-binding vote to approve the compensation paid to our named executive officers

Our executive compensation program is designed to align executive pay with our performance on both short-term and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.
The Compensation Discussion and Analysis in this proxy statement describes our executive compensation program and the decisions made by the Compensation Committee during 2024 in more detail. We are requesting that stockholders cast a non-binding advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
Accordingly, we recommend that our stockholders vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As an advisory vote, this resolution will not be binding on us, our Board or our Compensation Committee. However, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation programs, will consider the outcome of the vote when making future compensation decisions for our named executive officers. This vote is being presented as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act.
We are conducting an advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers at this Annual Meeting. See “Proposal No. 5—An advisory non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers.”

Our Board unanimously recommends that stockholders vote FOR the advisory resolution to approve the compensation paid to our named executive officers as disclosed in this proxy statement.

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Proposal No. 5—An advisory non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers

Section 14A of the Exchange Act also allows our stockholders to express their preference on the frequency of future advisory votes on the compensation paid to our named executive officers. Stockholders may indicate whether we should hold future advisory votes on the compensation paid to our named executive officers every (a) 1 year, (b) 2 years or (c) 3 years, or stockholders may abstain from voting. We are required to hold this vote at least once every six calendar years, and the last vote on this topic was held in 2019. The next time we are required to conduct a similar vote would be in connection with the 2031 annual meeting of stockholders.
In 2019, our stockholders expressed a preference that we hold future advisory votes on the compensation paid to our named executive officers every year. Consistent with that preference, since that time, we have held advisory votes on the compensation paid to our named executive officers every year. At this time, our Board feels that this frequency promotes communication with stockholders, provides meaningful and direct input by stockholders into our executive compensation program, policies and practices and is consistent with market practice and with our policy of seeking input from, and engaging in discussions with, our stockholders on executive compensation and corporate governance matters. Stockholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice from among the frequency alternatives.
The option of every 1 year, 2 years or 3 years that receives the highest number of votes cast by our stockholders will be considered our stockholders’ preferred frequency for conducting future advisory votes on the compensation paid to our named executive officers. However, because this vote is advisory and not binding on our Board or the Company, the Board may decide that it is in the best interest of our stockholders and the Company to hold future advisory votes on the compensation paid to our named executive officers more or less frequently than the option preferred by our stockholders.

Our Board unanimously recommends that stockholders vote to hold future advisory votes on the compensation paid to our named executive officers every 1 YEAR.

2025 PROXY STATEMENT	[29]

Executive Compensation

Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides an overview and analysis of (i) the elements comprising our compensation program for our named executive officers, who we refer to in this Compensation Discussion and Analysis as our NEOs; (ii) the material 2024 compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis; and (iii) the material factors considered in making those decisions.
For the year ended December 31, 2024, our NEOs were:
•	David S. Graziosi, Chair, President and Chief Executive Officer;
•	G. Frederick Bohley, Chief Operating Officer, Chief Financial Officer and Treasurer;
•	John M. Coll, Senior Vice President, Global Marketing, Sales and Service;
•	Eric C. Scroggins, Vice President, General Counsel and Assistant Secretary; and
•	Teresa J. van Niekerk, Vice President, Chief Procurement Officer.
We intend to provide our NEOs with compensation that is largely performance based. Our executive compensation program is designed to align executive pay with our performance on both short-term and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success. For 2024, this included an increase in long-term incentives to Mr. Bohley for taking on the role of Chief Operating Officer.
2024 Business Results and Implications for Compensation. During 2024, Allison accomplished the following:
•
achieved Revenue of $3,225 million, experiencing gains in every end market other than the Global Off-Highway and the Service Parts, Support Equipment and Other end markets, which exceeded the maximum level of performance for purposes of our annual cash incentive bonus compensation plan, which we refer to as IComp;

•
generated Net income of $731 million, Adjusted EBITDA of $1,165 million and Adjusted EBITDA as a percent of net sales of 36.13%, with Adjusted EBITDA as a percent of net sales exceeding our target level of performance for IComp; and

•	delivered Net cash provided by operating activities of $801 million and Adjusted free cash flow of $658 million, with Adjusted free cash flow exceeding the maximum level of performance for IComp.
As a result of these accomplishments, our 2024 performance was 120.64% of target for purposes of IComp, resulting in a payout of 223.86% of target.
Adjusted EBITDA, Adjusted EBITDA as a percent of net sales and Adjusted free cash flow are non-GAAP financial measures. For information about how we define these measures and where to find a reconciliation to the most comparable GAAP measures, refer to the discussion below under the heading “—2024 Compensation Decisions—Annual Performance-Based Compensation (IComp).”
In addition, our operational performance allowed us to continue investing in our business while simultaneously returning value to stockholders, as demonstrated by the following actions taken during 2024:
•
returning capital to stockholders by repurchasing approximately $254 million of our shares of common stock, or over 3 percent of our outstanding shares of common stock as of December 31, 2024, and paying approximately $87 million in cash dividends to stockholders;

•	paying down $101 million of existing term loan debt; and
•
investing in the ongoing expansion of our technology capabilities, as well as product development focused on value propositions that address challenges, including improved fuel efficiency and reduced emissions.

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Along with strong operational performance in 2024, our three-year absolute total stockholder return, or TSR, for the period from 2022 through 2024 was 235.4%, which was at the 100th percentile of our peer group and resulted in a payout of 200% of target for our 2022-2024 performance units granted to Messrs. Graziosi, Bohley, Coll and Scroggins, and Ms. van Niekerk. See “—2024 Compensation Decisions—Long-Term Equity Incentive Awards—Results of the 2022-2024 Performance Units” below.
Advisory Vote on Executive Compensation. Approximately 95% of the shares voted at our 2024 annual meeting of stockholders voted in favor of our advisory vote on executive compensation, reflecting our stockholders’ strong support of our executive compensation program. Given the level of support received from our stockholders and the Compensation Committee’s assessment that our programs continue to effectively support our business objectives, we did not make any material changes to our executive compensation program as a result of this vote. At this Annual Meeting, our stockholders will be asked to vote on our executive compensation and the frequency of future advisory votes on our executive compensation. See “Proposal No. 4—An advisory non-binding vote to approve the compensation paid to our named executive officers” and “Proposal No. 5—An advisory non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers” above.
Corporate Governance Framework
The Compensation Committee maintains control and oversight of our executive compensation program through strong corporate governance. Specific examples of policies that we have adopted include:
•
Align pay for performance: On average, approximately 80% of 2024 NEO total direct compensation was performance-based and was tied to financial performance and/or the performance of our stock price. On average, approximately 58% of 2024 NEO total direct compensation was equity-based, with vesting over three years. Total direct compensation was calculated as base salary, annual incentive compensation at target-level achievement and long-term incentive awards at target-level performance.

•
Maintain executive stock ownership guidelines and holding requirements: Certain senior executives are required to hold a fixed amount of our common stock equal to a multiple of their salary (5.0x for the CEO, 3.0x for other NEOs and 1.5x for other key employees) and are subject to holding requirements (50% of net shares received) until the guidelines are met.

•
Clawback Policy: Annual cash incentive compensation and performance-based long-term equity incentive awards to current and former executive officers are subject to clawback in the event of accounting restatements to correct our material noncompliance with any financial reporting requirement under securities laws.

•	Prohibit tax gross-ups: We provide no tax gross-ups on any benefits, severance or other payments associated with a change-in-control.
•	Prohibit pledging and hedging of our stock: The Allison Insider Trading Policy prohibits our directors and executive officers from engaging in any pledging or hedging involving our common stock.
•	Prohibit option re-pricing: Our equity plan does not allow for re-pricing of underwater stock options without stockholder approval.
•	Require double trigger for change-in-control benefits: No severance payment or equity acceleration occurs solely as the result of a change-in-control event.
•	Maintain an independent compensation committee: All of the members of our Compensation Committee are independent as defined by the NYSE Manual and applicable SEC rules and regulations.
•	Retain an independent consultant: The Compensation Committee engages a compensation consultant that does not provide other services to us.
Compensation Overview
Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, with variable components to deliver pay results that are consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of compensation opportunity is related to factors that directly and indirectly influence stockholder value. Accordingly, we set goals designed to link each NEO’s compensation to our performance and the NEO’s own performance.

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We do not target a specific mix of compensation elements by executive, rather our overall philosophy is to emphasize performance-based pay and long-term incentives. The following charts illustrate this emphasis for our CEO and other NEOs, showing annualized base salary, target annual cash incentive opportunity and target long-term incentive opportunity as a percentage of target total direct compensation for 2024:

Compensation Elements. Compensation for our executive officers consists primarily of the elements, and their corresponding objectives, identified in the following table:

Compensation Element	Primary Objective
Base Salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

IComp (annual performance-based compensation)	To promote our near-term performance objectives across the entire workforce and reward individual contributions to the achievement of those objectives.

Annual long-term equity incentive awards
To emphasize our long-term performance objectives, align management’s interests with those of our stockholders, encourage the maximization of stockholder value and retain key executives by providing an opportunity to participate in the ownership of the Company.

Severance and change-in-control benefits	To encourage the continued attention and dedication of certain key individuals when considering strategic alternatives.

Retirement savings, pension and deferred compensation plans	To provide an opportunity for tax-efficient savings and long-term financial security.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost to us.

Our compensation decisions for the NEOs in 2024 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.
Determination of Compensation Awards. The Compensation Committee is provided with the primary authority to establish and approve the compensation awards available to our executive officers and is charged with reviewing executive officer compensation policies and practices to ensure alignment with our compensation philosophies and that the total compensation paid to our executive officers is fair, reasonable and competitive. The

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Compensation Committee is primarily responsible for (i) establishing base salary and target bonus levels; (ii) assessing the performance of the CEO and other NEOs for each applicable performance period; (iii) approving the awards to be paid to our CEO and other NEOs under our annual IComp program for each year; and (iv) making equity award grants under our equity incentive compensation plan, including awards for the CEO and other NEOs. To aid the Compensation Committee in making its determinations, the CEO provides recommendations to the Compensation Committee regarding the compensation of our other officers. The performance of our senior executive management team is reviewed by the Compensation Committee, and the Compensation Committee approves each NEO’s compensation at least annually.
In establishing and approving compensation levels for our NEOs, the Compensation Committee considers each NEO’s unique position and responsibilities and relies upon the judgment and experience of its members, as well as the input of the Compensation Committee’s independent compensation consultant, including information regarding market practices. We believe that executive officer total compensation should be competitive with the compensation of executive officers in similar positions and with similar responsibilities in our industry, taking into consideration our financial and operating performance, each executive’s level of experience and each executive’s current and expected future contributions to our results. Each executive officer’s current and prior compensation is considered as a reference point by the Compensation Committee as to whether increases are appropriate to retain the NEO in light of competition or in order to incentivize performance.
2024 Compensation Decisions
Base Compensation. The Compensation Committee sets base salaries for our NEOs generally at a level it deems necessary to attract and retain capable individuals, while taking into account the total compensation package provided to each NEO. Each year the Compensation Committee determines base salary adjustments based upon the scope of responsibility and demonstrated proficiency of the executive officers, and for executive officers other than the CEO, in conjunction with recommendations made by the CEO. No formulaic base salary increases are provided to the NEOs. In February 2024, the Compensation Committee approved base salary increases for each of our NEOs effective March 1, 2024 based on a review of market and peer group data and key internal considerations. Mr. Scroggins received a 7% increase to better align his base salary with the market and peer group data. Base salaries for our NEOs in 2024 were as follows:

Name and Principal Position	2024 Base Salary ($)	Percent Increase (%)
David S. Graziosi Chair, President and Chief Executive Officer	1,076,000	2%
G. Frederick Bohley Chief Operating Officer, Chief Financial Officer and Treasurer	620,000	3%
John M. Coll Senior Vice President, Global Marketing, Sales and Service	523,000	3%
Eric C. Scroggins Vice President, General Counsel and Assistant Secretary	392,000	7%
Teresa J. van Niekerk Vice President, Chief Procurement Officer	390,000	3%

Annual Performance-Based Compensation (IComp). Generally, all of our hourly and salaried employees, including our NEOs, are eligible for annual performance-based compensation under the Allison Transmission Holdings, Inc. 2016 Incentive Plan, or the Incentive Plan. We structure our compensation programs to reward employees based on our performance and the individual employee’s relative contribution to that performance. This allows all employees to receive IComp in the event certain specified corporate performance measures are achieved. The annual IComp pool is approved by the Compensation Committee based upon the extent of achievement of corporate-level performance goals established annually by the Compensation Committee.
Payout Potential. Under the terms of the IComp program, the formulaic IComp awards are based upon a percentage of base salary, and target-level performance percentages have been set at or above what our Compensation Committee believes to be market levels, such that our total cash compensation is generally intended to be more performance-based than that of our peers. For our NEOs, this percentage ranged from 75% to 125% of salary for target-level achievement in 2024. Maximum formulaic IComp awards for our NEOs are set at 250% of the target values based on our short-term performance and each NEO’s contributions to that performance. None of our NEOs receives a guaranteed annual IComp award.

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The following chart sets forth the formulaic IComp awards for target-level achievement and the maximum formulaic IComp awards for our NEOs for 2024, as established by the Compensation Committee in February 2024, which were the same as 2023:

Name and Principal Position	Formulaic IComp at target-level performance (% of base salary)	Maximum formulaic IComp award (% of base salary)
David S. Graziosi Chair, President and Chief Executive Officer	125%	312.5%
G. Frederick Bohley Chief Operating Officer, Chief Financial Officer and Treasurer	110%	275%
John M. Coll Senior Vice President, Global Marketing, Sales and Service	100%	250%
Eric C. Scroggins Vice President, General Counsel and Assistant Secretary	75%	187.5%
Teresa J. van Niekerk Vice President, Chief Procurement Officer	75%	187.5%

Performance Measures. For the year ended December 31, 2024, the Compensation Committee approved the following performance metrics for the IComp program: Revenue, Adjusted EBITDA as a percent of net sales and Adjusted free cash flow. The Compensation Committee chose these metrics as it believes the Revenue metric incentivizes employees to maintain focus on our revenue growth, which is one of our strategic priorities. The Adjusted EBITDA as a percent of net sales and Adjusted free cash flow metrics are important indicators of our long-term value creation for stockholders. These were the same three metrics used for the 2023 IComp program, as the Compensation Committee determined that these metrics continued to be appropriate measures to reflect our strategic goals.
The metrics for 2024 IComp were approved by the Compensation Committee in February 2024. The following chart sets forth the weighting of each performance metric, the threshold, target and maximum performance goals and the actual performance achieved under the IComp program for the year ended December 31, 2024:

Performance Metric	Weighting (%)	Threshold ($ in Millions)	Target ($ in Millions)	Maximum ($ in Millions)	Achieved ($ in Millions)
Revenue	35%	$3,007	$3,100	$3,193	$3,225
Adjusted EBITDA as a percent of net sales(1)	30%	34.00%	35.50%	37.00%	36.13%
Adjusted free cash flow(2)	35%	$572	$600	$637	$658

(1)
For purposes of 2024 IComp, Adjusted EBITDA as a percent of net sales was defined as earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by our senior secured credit facility divided by net sales, as reported in our Annual Report on Form 10-K for the year ended December 31, 2024, plus, if applicable, adjustments for non-operating activities and/or transactions, such as non-operating legal expenses and/or settlements and capital market transaction costs. No such adjustments to our reported Adjusted EBITDA as a percent of net sales were made for purposes of 2024 IComp.

(2)
For purposes of 2024 IComp, Adjusted free cash flow was defined as net cash provided by operating activities, less additions of long-lived assets, as reported in our Annual Report on Form 10-K for the year ended December 31, 2024, plus, if applicable, adjustments for certain transactions related to a change in our U.S. government price reduction reserve, capital expenditure timing decisions versus budget, capital markets transactions and technology-related initiatives. No such adjustments to our reported Adjusted free cash flow were made for purposes of 2024 IComp.

34	2025 PROXY STATEMENT

A reconciliation of Adjusted EBITDA, Adjusted EBITDA as a percent of net sales and Adjusted free cash flow to the most comparable GAAP measures can be found in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of our Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on February 13, 2025.
Once the extent of achievement of IComp targets has been established for our NEOs and our other executives, the total IComp funding pool for each metric is interpolated between 0% at threshold to 100% at target and 100% at target to 250% at maximum and then multiplied by a weighting for each performance metric. Based on the foregoing levels of corporate achievement, we exceeded the target level of performance for Adjusted EBITDA as a percent of net sales and exceeded the maximum level of performance for Revenue and Adjusted free cash flow, resulting in a payout of 223.86% of target for 2024 performance.
Applying the 2024 IComp metric performance, formulaic IComp award calculations for the NEOs for the year ended December 31, 2024 were as follows:

Name	Target Award as a % of Base Salary	% of Target Award Earned	% of Base Salary Earned
David S. Graziosi	125%	223.86%	279.83%
G. Frederick Bohley	110%	223.86%	246.25%
John M. Coll	100%	223.86%	223.86%
Eric C. Scroggins	75%	223.86%	167.90%
Teresa J. van Niekerk	75%	223.86%	167.90%

Consistent with prior years, the Compensation Committee then further adjusted the formulaic payouts to certain of the NEOs based on the CEO’s recommendations and the Compensation Committee’s subjective assessment of the NEO’s individual performance, business impact, contributions and leadership, as follows:
•
Mr. Bohley: his leadership of our strategy, business and corporate development activities, execution of our investor relations program, assuming additional duties with his promotion to Chief Operating Officer and implementation of product pricing strategies to realize our increased value propositions;

•
Mr. Coll: his support of our business and corporate development activities, execution of our growth initiatives, implementation of product pricing strategies to realize our increased value propositions and support of our industry and trade group activities;

•	Mr. Scroggins: his leadership of our CSR compliance and reporting activities, execution of our litigation management program and support of our business and corporate development activities; and
•
Ms. van Niekerk: her leadership in our product initiatives and programs activities, management of considerable labor, supply chain, transportation and raw material constraints and support of our business and corporate development activities.

The actual IComp awards earned by the NEOs for 2024 are included in the Summary Compensation Table for 2024 under the “Non-Equity Incentive Plan Compensation” and “Bonus” columns.

Name	Non-Equity Incentive Plan Compensation ($)	Individual Performance Component ($)	Total IComp ($)	Total IComp as % of Initial Target Payout Opportunity
David S. Graziosi	3,010,947	—	3,010,947	223.86%
G. Frederick Bohley	1,526,740	63,260	1,590,000	233.14%
John M. Coll	1,170,799	19,201	1,190,000	227.53%
Eric C. Scroggins	658,154	16,846	675,000	229.59%
Teresa J. van Niekerk	654,797	45,203	700,000	239.32%

Long-Term Equity Incentive Awards. The Compensation Committee approves annual equity awards, which for the NEOs in 2024 were in the form of stock options, RSUs and performance units, at its first regularly scheduled meeting of each year, which typically occurs in February. Specifically, the NEOs’ annual equity awards in 2024

2025 PROXY STATEMENT	[35]

were allocated as 1/3 of the value in stock options, 1/3 of the value in RSUs and 1/3 of the value in performance units. Equity awards granted prior to May 8, 2024 were granted under our 2015 Equity Incentive Award Plan, or the 2015 Plan, and awards granted after that date were granted under our 2024 Equity Incentive Award Plan, or the 2024 Plan.
We grant stock options to our NEOs because these awards create value only to the extent our stock price appreciates over the stock price at the time of grant. RSUs were granted because these awards reward executives for stock price appreciation, while providing more stable value to enhance executive retention and limiting incentives for undue risk-taking. Both the 2024 stock option and RSU awards vest ratably over three years on the anniversary of the date of grant.
We grant performance units to further emphasize our long-term market performance and align executives’ incentives with those of our stockholders. We believe the use of performance units as an equity vehicle is consistent with market best practices for executive pay. For the 2024-2026 performance period, the Compensation Committee approved relative TSR, or rTSR, as the metric for the performance units granted to our NEOs, with our rTSR compared to the same premier industrial peer group companies that we used to assess competitive pay, plus BorgWarner Inc., Cummins Inc., Eaton Corporation plc, Parker-Hannifin Corporation, Roper Technologies, Inc. and TransDigm Group Incorporated, which we believe remain relevant comparators from a performance perspective despite their larger size. The Compensation Committee set a performance target for rTSR at the 50th percentile of the TSRs of the peer group for the three-year period from January 1, 2024 to December 31, 2026. Possible payouts for the performance units range from: 0% if actual 2024-2026 rTSR is below the 25th percentile of the TSRs of the peer group, 50% if actual 2024-2026 rTSR is at the 25th percentile of the TSRs of the peer group, 100% if actual 2024-2026 rTSR is at the 50th percentile of the TSRs of the peer group and up to 200% if actual 2024-2026 rTSR is at or above the 75th percentile of the TSRs of the peer group. Performance units earned based on 2024-2026 performance will vest no later than February 28, 2027.
The number of stock options, RSUs and performance units granted was determined based on a target dollar value for each executive which was intended to provide a competitive total compensation opportunity relative to market practices, although no specific percentile of market was targeted and the actual value relative to market varies by individual position. Target values for each of our NEOs were as follows:

Name	Target Value of Long-Term Equity Incentive Awards ($)
David S. Graziosi	5,580,000
G. Frederick Bohley	1,550,000(1)
John M. Coll	706,050
Eric C. Scroggins	392,000
Teresa J. van Niekerk	390,000

(1)
Mr. Bohley received his annual equity grant on February 21, 2024, with a target value of $1,178,000. Mr. Bohley was promoted to Chief Operating Officer on June 4, 2024. In connection with his promotion, Mr. Bohley received an additional equity grant on June 4, 2024 with a target value of $372,000, increasing the total target value of his equity awards for 2024 to $1,550,000.

36	2025 PROXY STATEMENT

The target value was then divided by a 60-day average share price to determine the number of shares to grant to our NEOs, and then one-third of those shares were allocated to stock options, one-third to RSUs and one-third to performance units. The number of shares allocated to stock options was then multiplied by three to reflect the lower value of a stock option as compared to an RSU or performance unit. As a result, our NEOs were granted the following awards:

Name	Grant Date	Stock Options (#)	RSUs (#)	Performance Units (at Target) (#)
David S. Graziosi	02/22/2024	94,273	31,421	31,421
G. Frederick Bohley	02/21/2024	20,010	6,669	6,669
	06/04/2024	4,800	1,600	1,600
John M. Coll	02/21/2024	11,993	3,997	3,997
Eric C. Scroggins	02/21/2024	6,659	2,219	2,219
Teresa J. van Niekerk	02/21/2024	6,625	2,208	2,208

The values of the awards as reported in the Summary Compensation Table are computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. As a result, the equity award values in the Summary Compensation Table differ from the target values described above and used to calibrate the number of shares granted.
Results of the 2022-2024 Performance Units. The performance units we granted to Messrs. Graziosi, Bohley, Coll and Scroggins, and Ms. van Niekerk in 2022 were based on rTSR ranking against a defined comparator group. Performance was measured from January 1, 2022 through the end of December 31, 2024 using a 20-day average share price for the starting and ending dates and including the impact from re-invested dividends. As indicated below, our three-year annualized relative performance was at the 100th percentile of the TSRs of the comparator group, resulting in a 200% payout of the units granted. The Compensation Committee certified this result in February 2025.

Name	Relative Performance	Potential Payout
Below Threshold	Less than 25th %ile	0% of Target Shares
Threshold	25th %ile	50% of Target Shares
Target	50th %ile	100% of Target Shares
Maximum	75th %ile or Above	200% of Target Shares
Actual Performance	100th %ile	200% of Target Shares

Role of Compensation Consultant. The Compensation Committee retained Semler Brossy as its independent compensation consultant for 2024. During 2024, Semler Brossy assisted the Compensation Committee with the following compensation-related matters:
•	Identifying a peer group of appropriately sized public companies for making market comparisons;
•	Assessing executive pay levels and practices relative to market practices;
•	Reviewing pay recommendations for executive officers;
•	Reviewing and providing guidance on performance measures and objectives established for determining performance-based compensation;
•	Providing information on compensation methodologies and practices for new executive-level hires and succession planning purposes;
•	Updating the Compensation Committee on developing regulatory and governance trends;
•	Completing a review of compensation-related risks, focusing on compensation design;
•	Reviewing and providing input on the annual compensation discussion and analysis disclosures; and
•
Providing guidance on plan design for the Allison Transmission Holdings, Inc. 2024 Equity Incentive Award Plan, which was presented to our stockholders for approval at the 2024 annual meeting of stockholders.

2025 PROXY STATEMENT	[37]

Semler Brossy does not provide other services to our management. The Compensation Committee has assessed Semler Brossy’s independence and concluded that no conflict of interest exists that would prevent Semler Brossy from providing services to the Compensation Committee.
Use of Peer Group Data. The Compensation Committee reviews competitive pay practices in determining compensation for our executives, including our NEOs; however, the Compensation Committee does not target a specific percentile of market in determining individual pay levels. Rather, in alignment with the considerations described above under “Compensation Overview—Determination of Compensation Awards,” the Compensation Committee determines the total amount of compensation for our NEOs, and the allocation of total compensation among each of our three main components of compensation — base salary, IComp and long-term equity incentives — in reliance upon the judgment and general knowledge of its members and the advice of the Compensation Committee’s independent consultant to ensure we attract, develop and retain superior talent.
The Compensation Committee reviewed peer group data provided by Semler Brossy in late 2023 for 2024 pay decisions for purposes of comparing our executive compensation programs and amounts to those of other publicly traded companies with size and financial characteristics similar to our own, or which operate in similar industries. The peer group is reviewed annually based on U.S. publicly traded companies in the industrial components, parts and equipment industries, with a focus on companies similar in scale to Allison with comparable financial profiles (e.g., companies with EBITDA margins higher than 15%). For pay decisions made for 2024, our peer group consisted of the following companies:

•	Crane Company	•	ITT Inc.
•	Curtiss-Wright Corporation	•	Lincoln Electric Holdings, Inc.
•	Donaldson Company, Inc.	•	The Middleby Corporation
•	Flowserve Corporation	•	Nordson Corporation
•	Gates Industrial Corporation plc	•	Sensata Technologies Holding plc
•	Gentex Corporation	•	The Timken Company
•	Graco Inc.	•	Woodward, Inc.
•	HEICO Corporation	•	Zurn Elkay Water Solutions Corporation
•	IDEX Corporation

In addition, the Compensation Committee included BorgWarner Inc., Cummins Inc., Eaton Corporation plc, Parker-Hannifin Corporation, Roper Technologies, Inc. and TransDigm Group Incorporated in our 2024 peer group for the rTSR performance metric used in our performance unit awards, but otherwise excluded these companies from our 2024 peer group for comparative compensation purposes due to their larger size.
In addition to the data from the peer group, the Compensation Committee also reviews pay data for similarly-sized companies from nationally recognized pay surveys for those executive positions that are not reported with sufficient frequency in the public disclosures of our peers to draw meaningful comparisons.
Defined Contribution Plans
We maintain a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code, and that we refer to as the 401(k) Plan. The 401(k) Plan permits our eligible salaried employees to defer receipt of portions of their eligible salaries, subject to certain limitations imposed by the Code, by making contributions to the 401(k) Plan.
We provide matching contributions to the 401(k) Plan in an amount equal to 100% of each participant’s contributions, up to a maximum of 4% of the participant’s annual eligible salary and subject to certain other limits. We make additional contributions to the 401(k) Plan on behalf of certain groups of participants, depending on the date of their commencement of service with our predecessor and whether they are eligible to participate in our defined benefit plan as described below. These contributions are in amounts of either 1% and/or 4% of eligible salary, subject to certain other limits. All matching contributions fully vest after three years of service.
The 401(k) Plan is offered on a nondiscriminatory basis to all our salaried employees, including NEOs, who meet the eligibility requirements. The Compensation Committee believes that matching and other contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan provides an opportunity for participants to save money for retirement on a tax-qualified basis and to achieve financial security, thereby promoting retention.

38	2025 PROXY STATEMENT

Defined Benefit Plan
Annual retirement benefits under the Allison Transmission Retirement Program for Salaried Employees accrue at a rate of 1.25% of base wages and IComp wages each year for certain groups of participants, depending on the date of their commencement of service with our predecessor. The full retirement benefit is generally payable to participants who retire on or after attaining age 62 with 10 years of service, and a reduced early retirement benefit is generally available to participants who retire on or after age 55 with 10 years of service or who retire at any age with 30 years of service. No offsets are made for the value of any social security benefits earned.
Similar to the 401(k) Plan, this defined benefit plan is a nondiscriminatory tax-qualified retirement plan that provides eligible participants with an opportunity to earn retirement benefits and provides for financial security. Generally, eligible participants are those employees who commenced service with our predecessor on or before January 1, 2007. Employees commencing service after January 1, 2007 are not eligible to participate in this plan. Offering these benefits is an additional means for us to retain well-qualified executives. Mr. Bohley is our only NEO who participates in our defined benefit plan. For additional information on the accrued pension benefits for the NEOs in 2024, see the “Pension Benefits for 2024” table below.
Deferred Compensation Plan
We maintain the Allison Transmission, Inc. Deferred Compensation Plan, or the Deferred Compensation Plan, a non-qualified deferred compensation plan that permits a select group of our management, including the NEOs, and other key employees to defer up to 50% of their compensation. We provide matching contributions to the Deferred Compensation Plan in an amount equal to 4% of the participant’s deferral election that is in excess of the qualified 401(k) Plan limits. A participant’s deferrals are 100% fully vested and the matching contributions are fully vested after three years of service. Upon death or disability of the participant or a change-in-control affecting us, a participant’s account becomes 100% vested.
Employment and Severance Arrangements
The Compensation Committee considers the employment and retention of a highly capable and effective management team to be essential to protecting and enhancing the interests of the Company and our stockholders. To that end, we recognize that the uncertainty that may exist among management with respect to their “at-will” employment with us could result in the departure or distraction of management personnel to our detriment. Accordingly, the Compensation Committee has determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of our management and to allow them to focus on the value to stockholders of strategic alternatives without concern for the impact on their continued employment. We entered into a severance and change-in-control agreement, or the Agreement, with Mr. Graziosi in March 2018, which became effective on June 1, 2018 and replaced his prior employment agreement. During 2022, the Compensation Committee approved an Executive Change-in-Control & Severance Plan, or the Severance Plan, pursuant to which our NEOs, other than Mr. Graziosi, are eligible for severance payments and benefits upon certain qualifying terminations of employment. Both the Agreement and the Severance Plan provide payments and benefits to our NEOs upon termination of employment without cause (as defined in the Agreement and the Severance Plan, respectively) or resignation of employment for good reason (as defined in the Agreement and the Severance Plan, respectively), each a Qualifying Termination, and upon a Qualifying Termination that occurs within two years following a change-in-control. The Agreement also provides payments and benefits to Mr. Graziosi upon his death, disability or retirement.
For more information on the potential payments Mr. Graziosi would have received under the Agreement and Messrs. Bohley, Coll, Scroggins, and Ms. van Niekerk would have received under the Severance Plan had they experienced a Qualifying Termination, including a Qualifying Termination following a change-in-control, or had the NEOs died, became disabled or retired on December 31, 2024, see “Potential Payments upon Termination or Change-in-Control” below.
Other Elements of Compensation and Perquisites
We provide our executive officers, including our NEOs, with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. Executive officers are eligible under the same plans as all other employees for medical, dental, vision and short-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. We provide personal umbrella liability insurance to our executive officers as well as higher levels of long-term disability and life insurance coverages to

2025 PROXY STATEMENT	[39]

our executive officers than is generally available to our non-executive employees. All of our executive officers have the option to use our fleet automobiles for personal use, but not all of our NEOs utilized this perquisite in 2024. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the value they provide in assisting us to attract and retain talented executives. The value of personal benefits and perquisites we provide to each of our NEOs is set forth below in the Summary Compensation Table.
Tax Considerations
Deductibility of Executive Compensation. The Compensation Committee takes into consideration the tax implications of our executive compensation program, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Code. In the exercise of its business judgment, and in accordance with its compensation philosophy, the Compensation Committee continues to have flexibility to award compensation that is not tax deductible if it determines that such award is in our stockholders’ best interests and is necessary to comply with contractual commitments, or to maintain flexibility needed to attract talent, promote retention or recognize and reward desired performance.
Taxation of Parachute Payments and Deferred Compensation. We do not provide and have no obligation to provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change-in-control that exceed certain limits prescribed by the Code, and that the employer may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also may impose significant taxes on a service provider in the event that he or she receives deferred compensation that does not comply with the requirements of Section 409A of the Code. We have structured our compensation arrangements with the intention of complying with or otherwise being exempt from the requirements of Section 409A of the Code.
Prohibition on Hedging and Pledging
We have adopted, as part of the Allison Insider Trading Policy, prohibitions on the short sale of our common stock and the issuance, purchase or sale of, or trading or dealing in, puts, calls or other options or rights relating to our common stock. These provisions prohibit our directors, officers and employees from hedging the risk of their ownership of our common stock. We also prohibit our directors, officers and employees from holding our common stock in a margin account or otherwise pledging it as collateral for a loan.
Equity Award Timing Policies and Practices
Our general practice is to not grant equity awards in anticipation of the release of material nonpublic information or time the release of material nonpublic information for the purpose of affecting the value of executive compensation. The Compensation Committee uses its business judgment to determine the amount of an equity award and would consider any material nonpublic information that is known to the Compensation Committee before granting an equity award.
Although we do not have a formal policy with respect to the timing of our equity award grants, for the last several years, the Compensation Committee has granted annual equity awards in February after our Annual Report on Form 10-K has been filed with the SEC and has granted any other equity awards on a predetermined quarterly schedule.
In 2024, we did not grant stock options to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports on Form 10-Q and Form 10-K or the filing or furnishing of a Current Report on Form 8-K that disclosed material nonpublic information.
Compensation-Related Risk Assessment
Our Compensation Committee, with the assistance of our independent compensation consultant, has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.

40	2025 PROXY STATEMENT

Compensation Committee Report
The Compensation Committee of the Board of Directors consists of the five directors named below, each of whom meets the independence standards of the NYSE Manual and the rules and regulations of the SEC.
We reviewed and discussed with management the above Compensation Discussion and Analysis section included in this proxy statement. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024 and the proxy statement for the 2025 annual meeting of stockholders.
The Compensation Committee
Judy Altmaier, Chair
D. Scott Barbour
Philip J. Christman
Richard P. Lavin
Gustave F. Perna

2025 PROXY STATEMENT	[41]

Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our NEOs during the years ended December 31, 2024, December 31, 2023 and December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)	All Other Compensation ($)(4)	Total ($)
David S. Graziosi Chair, President and Chief Executive Officer	2024	1,071,667	—	5,868,500	2,267,266	3,010,947	—	114,442	12,332,822
	2023	1,041,667	—	4,447,041	1,753,054	2,978,981	—	107,882	10,328,625
	2022	995,000	—	4,468,541	1,250,598	2,384,757	—	102,802	9,201,698
G. Frederick Bohley Chief Operating Officer, Chief Financial Officer and Treasurer	2024	617,440	63,260(5)	1,481,475	577,190	1,526,740	21,767	69,142	4,357,014
	2023	604,642	40,409	963,938	379,988	1,509,591	85,396	67,028	3,650,992
	2022	599,843	77,107	884,674	255,470	1,268,893	—(6)	65,295	3,151,282
John M. Coll Senior Vice President, Global Marketing, Sales and Service	2024	520,839	19,201(5)	713,504	276,319	1,170,799	—	78,540	2,779,202
	2023	507,559	17,373	577,700	227,746	1,157,627	—	80,087	2,568,092
	2022	491,250	43,293	588,659	169,989	944,707	—	77,384	2,315,282
Eric C. Scroggins Vice President, General Counsel and Assistant Secretary	2024	387,667	16,846(5)	396,114	153,423	658,154	—	55,787	1,667,991
	2023	364,248	16,967	307,134	121,059	623,033	—	49,906	1,482,347
	2022	352,615	23,346	325,035	93,871	508,654	—	46,967	1,350,488
Teresa van Niekerk Vice President, Chief Procurement Officer	2024	388,345	45,203(5)	394,150	152,640	654,797	—	55,136	1,690,271
	2023	378,225	28,016	318,955	125,719	646,984	—	52,196	1,550,095
	2022	365,833	40,014	337,398	97,441	527,985	—	48,513	1,417,185

(1)
Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all RSUs and performance units granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see “—Grants of Plan Based Awards for 2024—Narrative Discussion—Equity Incentive Plan Awards” below for awards granted in 2024, 2023 and 2022.

For 2024, amounts shown include RSUs and performance units granted on February 22, 2024 to Mr. Graziosi and on February 21, 2024 to Messrs. Bohley, Coll and Scroggins and Ms. van Niekerk. Additionally, it includes RSUs and performance units granted to Mr. Bohley on June 4, 2024 in connection with his promotion to Chief Operating Officer. To determine the grant date fair value of the RSUs, we used $73.39, $70.88 and $74.24, the closing market price of a share of our common stock as reported by the NYSE on the February 22, 2024 date of grant for Mr. Graziosi, on the February 21, 2024 date of grant for Messrs. Bohley, Coll and Scroggins and Ms. van Niekerk, and on the June 4, 2024 date of grant for Mr. Bohley, respectively.
Performance unit amounts represent the value at the grant date based upon the probable outcome of the performance conditions, which was the target level of performance. The following table presents the grant date fair value of the performance units included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:

Name	Grant Date Fair Value (Based on Probable Outcome ($))	Grant Date Fair Value (Based on Maximum Performance ($))
Mr. Graziosi	3,562,513	7,125,026
Mr. Bohley	889,992	1,779,984
Mr. Coll	430,197	860,394
Mr. Scroggins	238,831	477,662
Ms. van Niekerk	237,647	475,294

The amounts ultimately realized by the NEOs from the stock awards will depend on the price of our common stock in the future and, for performance units, the level of achievement of the performance conditions.

42	2025 PROXY STATEMENT

(2)
Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all stock option awards granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see “—Grants of Plan Based Awards for 2024—Narrative Discussion—Equity Incentive Plan Awards” below for stock options granted in 2024, 2023 and 2022. For 2024, amounts shown include stock options granted on February 22, 2024 to Mr. Graziosi and on February 21, 2024 to Messrs. Bohley, Coll and Scroggins and Ms. van Niekerk. Additionally, it includes stock options granted to Mr. Bohley on June 4, 2024 in connection with his promotion to Chief Operating Officer.

(3)
Represents the formulaic awards earned under our annual IComp program for the year indicated. For a discussion of the determination of these amounts, see “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Performance-Based Compensation (IComp)” above.

(4)	Amounts for 2024 include the following:

	Graziosi	Bohley	Coll	Scroggins	van Niekerk
Employer contributions under 401(k) Plan	40,669	23,463	33,730	31,282	31,230
Employer contributions under Deferred Compensation Plan	42,867	24,698	20,834	15,507	15,534
Company-paid life and disability insurance premiums	7,872	6,600	11,232	4,131	3,151
Personal use of Company automobiles	—	—	273	—	—
Company-paid Personal Umbrella Liability Insurance premiums	2,663	2,663	2,663	2,663	2,663
Scholarship Voucher	—	—	—	1,500	—
Wellness program rewards	179	90	—	—	—
Vacation Payout	20,192	11,628	9,808	704	2,558

(5)
Represents the discretionary portion of IComp payments to Messrs. Bohley, Coll and Scroggins, and Ms. van Niekerk. See “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Performance-Based Compensation (IComp)” above.

(6)	Mr. Bohley’s pension value decreased by $189,003 in the calendar year ended December 31, 2022.

2025 PROXY STATEMENT	[43]

Grants of Plan-Based Awards for 2024

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David S. Graziosi	02/22/2024							31,421	—	—	2,305,987(2)
	02/22/2024							—	94,273	73.39	2,267,266(3)
	02/22/2024				15,711	31,421	62,842	—	—	—	3,562,513(4)
	—	—	1,345,000	3,362,500
G. Frederick Bohley	02/21/2024							6,669	—	—	472,699(2)
	02/21/2024							—	20,010	70.88	461,030(3)
	02/21/2024				3,335	6,669	13,338	—	—	—	717,784(4)
	06/04/2024						1,600	—	—		118,784(2)
	06/04/2024							—	4,800	74.24	116,160(3)
	06/04/2024				800	1,600	3,200	—	—	—	172,208(4)
	—	—	682,000	1,705,000
John M. Coll	02/21/2024							3,997	—	—	283,307(2)
	02/21/2024	—						—	11,993	70.88	276,319(3)
	02/21/2024				1,999	3,997	7,994	—	—	—	430,197(4)
	—	—	523,000	1,307,500
Eric C. Scroggins	02/21/2024							2,219	—	—	157,283(2)
	02/21/2024							—	6,659	70.88	153,423(3)
	02/21/2024				1,110	2,219	4,438	—	—	—	238,831(4)
	—	—	294,000	735,000	.
Teresa J. van Niekerk	02/21/2024							2,208	—	—	156,503(2)
	02/21/2024							—	6,625	70.88	152,640(3)
	02/21/2024				1,104	2,208	4,416	—	—	—	237,647(4)
	—	—	292,500	731,250

(1)	Amounts shown reflect the target and maximum payout opportunities under the IComp metrics established by the Compensation Committee in February 2024 for the 2024 IComp program.
Actual awards earned under our annual IComp program are paid in the year following the year on which performance is based, with the amounts determined using the base salary in effect at the time of payment. Amounts paid in March 2025 for 2024 performance were as follows:

Actual Payouts Under Non-Equity Incentive Plan Awards ($)
Mr. Graziosi	3,010,947
Mr. Bohley	1,590,000(a)
Mr. Coll	1,190,000(a)
Mr. Scroggins	675,000(a)
Ms. van Niekerk	700,000(a)

(a)	Includes the following amounts reported in the Bonus column of the Summary Compensation Table: Mr. Bohley—$63,260; Mr. Coll—$19,201; Mr. Scroggins—$16,846; and Ms. van Niekerk—$45,203.
See “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Performance-Based Compensation (IComp)” above for a discussion of the calculation of this amount and for additional information regarding the IComp program for 2024.

44	2025 PROXY STATEMENT

(2)
Amounts represent the grant date fair value of RSUs granted on February 22, 2024 to Mr. Graziosi, on February 21, 2024 to Messrs. Bohley, Coll and Scroggins and Ms. van Niekerk, and on June 4, 2024 to Mr. Bohley, as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our RSU awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

(3)
Amounts represent the grant date fair value of option awards granted on February 22, 2024 to Mr. Graziosi, on February 21, 2024 to Messrs. Bohley, Coll and Scroggins and Ms. van Niekerk, and on June 4, 2024 to Mr. Bohley, as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock option awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

(4)
Amounts represent the grant date fair value of performance units granted on February 22, 2024 to Mr. Graziosi, on February 21, 2024 to Messrs. Bohley, Coll and Scroggins and Ms. van Niekerk, and on June 4, 2024 to Mr. Bohley, based upon the probable outcome of the performance conditions as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our performance unit awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

Narrative Discussion
Non-Equity Incentive Plan Awards. The non-equity incentive plan awards were granted under the Incentive Plan and represent the IComp opportunity for 2024 under the IComp metrics established by the Compensation Committee in February 2024. Amounts actually paid for 2024 performance are shown (i) for the formulaic portion, in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” and (ii) for the discretionary portion, in the column titled “Bonus”. Material terms of the IComp awards are described above under “Compensation Discussion and Analysis—2024 Compensation Decisions—Annual Performance-Based Compensation (IComp).”
Equity Incentive Plan Awards. The equity incentive plan awards represent performance unit awards, RSUs and stock options. Equity incentive plan awards granted prior to May 8, 2024 were granted under the 2015 Plan and equity incentive plan awards granted after May 8, 2024 were granted under the 2024 Plan.
Performance Units. The grant date fair value of the performance units utilizing rTSR as the performance metric granted to Messrs. Graziosi, Bohley, Coll and Scroggins, and Ms. van Niekerk (i) during 2024 was $113.38 per share underlying the unit to Mr. Graziosi and $107.63 per share underlying the unit to the other NEOs, (ii) during 2023 was $63.13 per share underlying the unit, and (iii) during 2022 was $62.76 per share underlying the unit, each as determined using a Monte Carlo simulation pricing model using the assumptions noted in the following table:

	2024	2023	2022
Expected volatility	20%-35%	24%-51%	28%-49%
Expected term (in years)	2.86	2.86	2.85
Risk-free rate	4.35%-4.52%	4.35%	1.74%

Material terms of the performance units granted during 2024, including a discussion of the applicable performance measures and target performance for the three-year performance period ending December 31, 2026, are described above under “Compensation Discussion and Analysis—2024 Compensation Decisions—Long-Term Equity Incentive Awards.”
RSUs. The grant date fair value of the RSUs granted on (i) June 4, 2024 was $74.24 per shares, (ii) February 22, 2024 was $73.39 per share, (iii) February 21, 2024 was $70.88 per share, (iv) February 22, 2023 was $47.35 per share, (v) February 24, 2022 was $38.11 per share, and (vi) February 23, 2022 was $39.42 per share, each of which was the closing price of a share of our common stock on the date of grant as reported by the NYSE. The RSUs vest ratably over three years on the anniversary of the date of grant, contingent on continued employment through each vesting date. Material terms of the RSUs granted during 2024 to Messrs. Graziosi, Bohley, Coll and Scroggins, and Ms. van Niekerk are described above under “Compensation Discussion and Analysis—2024 Compensation Decisions—Long-Term Equity Incentive Awards.” Each RSU accrues dividend equivalents for all ordinary cash dividends that are paid to all or substantially all holders of the outstanding shares of our common stock between the grant date and the vesting date. All dividend equivalents are deemed to be reinvested in additional RSUs as of the dividend payment date based on the closing price of a share of our common stock on such date and are subject to the same vesting provisions that apply to the underlying RSU.

2025 PROXY STATEMENT	[45]

Option Awards. The option awards represent nonqualified stock options. The grant date fair value of the stock options granted on (i) June 4, 2024 was $24.20 per share underlying the options, (ii) February 22, 2024 was $24.05 per share underlying the options, (iii) February 21, 2024 was $23.04 per share underlying the options, (iv) February 22, 2023 was $14.5172 per share underlying the options, (v) February 24, 2022 was $9.41 per share underlying the options, and (vi) February 23, 2022 was $9.8356 per share underlying the options, each as determined using a Black-Scholes option pricing model using the assumptions noted in the following table:

	2024	2023	2022
Expected volatility	32.03%-31.94%	31.51%	30.07%
Expected dividend yield	1.35%-1.41%	1.77%	1.93%
Expected term (in years)	5.47-5.52	5.61	5.61
Risk-free rate	4.31%-4.35%	4.11%	1.92%

Expected volatility is based on “the average volatilities of otherwise similar public entities” as defined by authoritative accounting guidance. In 2022, we paid a $0.21 per share dividend per quarter, in 2023, we paid a $0.23 per share dividend per quarter and in 2024, we paid a $0.25 per share dividend per quarter. In the first quarter of 2025, we began paying a $0.27 per share dividend per quarter. The expected term is derived from the average of the weighted vesting life and the contractual term. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
The stock options become exercisable ratably over three years on the anniversary of the date of grant, contingent on continued employment through each vesting date and expire ten years from the date of grant. The stock options have an exercise price of $74.24, $73.39, $70.88, $47.35, $38.11, and $39.42 per share, which was the closing price of a share of our common stock on June 4, 2024, February 22, 2024, February 21, 2024, February 22, 2023, February 24, 2022 and February 23, 2022, respectively, as reported by the NYSE. Other material terms of our option awards are described above under “Compensation Discussion and Analysis—2024 Compensation Decisions—Long-Term Equity Incentive Awards.”

46	2025 PROXY STATEMENT

Outstanding Equity Awards at December 31, 2024
The following table provides information regarding the stock options and other equity awards held by the NEOs as of December 31, 2024.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
David S. Graziosi	—(1)	44,301(1)	38.11	2/24/2032
	18,004(2)	80,505(2)	47.35	2/22/2033
	—	94,273(3)	73.39	2/22/2034
					163,558	17,674,077	143,346	15,489,969
G. Frederick Bohley	10,348	—	23.59	2/16/2026
	3,961	—	37.11	2/22/2027
	5,787	—	43.30	2/07/2028
	4,959	—	41.86	6/01/2028
	11,052	—	49.60	2/20/2029
	18,594	—	43.24	2/25/2030
	21,974	—	43.13	2/10/2031
	17,316(4)	8,658(4)	39.42	2/23/2032
	8,725(2)	17,450(2)	47.35	2/22/2033
	—	20,010(5)	70.88	2/21/2034
	—	4,800(6)	74.24	6/04/2034
					34,691	3,748,709	33,988	3,672,743
John M. Coll	8,802	—	37.11	2/22/2027
	11,223	—	43.30	2/07/2028
	11,052	—	49.60	2/20/2029
	12,361	—	43.24	2/25/2030
	14,622	—	43.13	2/10/2031
	11,522(4)	5,761(4)	39.42	2/23/2032
	5,229(2)	10,459(2)	47.35	2/22/2033
	—	11,993(5)	70.88	2/21/2034
					21,169	2,287,522	18,452	1,993,923
Eric C. Scroggins	—	3,182(11)	39.42	2/23/2032
	—	5,560(12)	47.35	2/22/2033
	—	6,659(5)	70.88	2/21/2034
					11,626	1,256,306	9,998	1,080,384
Teresa J. van Niekerk	—	3,303(11)	39.42	2/23/2032
	—	5,774(12)	47.35	2/22/2033
	—	6,625(5)	70.88	2/21/2034
					11,971	1,293,586	10,190	1,101,131

(1)	Represents the final tranche of this stock option grant, which vested on February 24, 2025.
(2)	The option vests in three equal annual installments beginning on February 22, 2024.
(3)	The option vests in three equal annual installments beginning on February 22, 2025.
(4)	The option vests in three equal annual installments beginning on February 23, 2023.
(5)	The option vests in three equal annual installments beginning on February 21, 2025.
(6)	The option vests in three equal annual installments beginning on June 4, 2025.
(7)
The amounts in the “Number of Shares or Units of Stock That Have Not Vested” column include the number of shares of common stock underlying unvested RSUs, the number of shares vesting in February 2025 for the 2022-2024 performance units at the actual payout amount, and the number of any dividend equivalents on such RSUs and performance units for all NEOs.

2025 PROXY STATEMENT	[47]

(8)
Calculated by multiplying (a) the number of shares of RSUs that have not vested, plus (b) the number of shares vesting in February 2025 for the 2022-2024 performance units at the actual payout amount for such performance units, plus (c) any dividend equivalents on such RSUs and performance units, by $108.06, the closing price of a share of our common stock on December 31, 2024, as reported by the NYSE. As of December 31, 2024, the relevant performance criteria for the 2022-2024 performance units had been satisfied, but the awards did not vest until February 28, 2025. The table below shows the vesting dates for the number of shares of common stock underlying unvested awards:

	Vesting Date	RSUs (#)	2022-2024 Performance Units	Dividend Equivalents (#)
Mr. Graziosi	02/24/2025	14,767		767
	02/22/2025	13,417		405
	02/22/2026	13,418		405
	02/22/2025	10,473		119
	02/22/2026	10,474		119
	02/22/2027	10,474		120
	02/28/2025		88,600
Mr. Bohley	02/23/2025	2,886		147
	02/22/2025	2,908		86
	02/22/2026	2,909		87
	02/21/2025	2,223		25
	02/21/2026	2,223		25
	02/21/2027	2,223		26
	06/04/2025	533		2
	06/04/2026	533		2
	06/04/2027	534		3
	02/28/2025		17,316
Mr. Coll	02/23/2025	1,921		97
	02/22/2025	1,743		51
	02/22/2026	1,743		51
	02/21/2025	1,332		14
	02/21/2026	1,332		15
	02/21/2027	1,333		15
	02/28/2025		11,522
Mr. Scroggins	02/23/2025	1,061		51
	02/22/2025	927		27
	02/22/2026	927		28
	02/21/2025	739		8
	02/21/2026	740		8
	02/21/2027	740		8
	02/28/2025		6,362
Ms. van Niekerk	02/23/2025	1,101		54
	02/22/2025	962		28
	02/22/2026	963		28
	02/21/2025	736		7
	02/21/2026	736		8
	02/21/2027	736		8
	02/28/2025		6,604

48	2025 PROXY STATEMENT

(9)
Includes unearned performance units granted in 2023 and 2024. The number of shares reported is calculated based on the actual performance results for the performance units under the applicable performance measures through the end of 2024 and assuming that the payout will occur at the next highest level (threshold, target or maximum). As of December 31, 2024, the performance units granted in 2023 and 2024 were tracking above target and are presented at the maximum level.

	Vesting Date	Performance Units (#)
Mr. Graziosi	No later than 02/28/2026	80,504
	No later than 02/28/2027	62,842
Mr. Bohley	No later than 02/28/2026	17,450
	No later than 02/28/2027	16,538
Mr. Coll	No later than 02/28/2026	10,458
	No later than 02/28/2027	7,994
Mr. Scroggins	No later than 02/28/2026	5,560
	No later than 02/28/2027	4,438
Ms. van Niekerk	No later than 02/28/2026	5,774
	No later than 02/28/2027	4,416

(10)	Calculated by multiplying the projected performance unit achievement by $108.06, the closing price of a share of our common stock on December 31, 2024, as reported by the NYSE.
(11)	Represents the final tranche of this stock option grant, which vested on February 23, 2025.
(12)	Represents the final two tranches of this stock option grant, which will vest in equal installments on February 22, 2025 and February 22, 2026.

2025 PROXY STATEMENT	[49]

Options Exercised and Stock Vested during 2024

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
David S. Graziosi	225,326	8,172,801	104,714	7,683,147
G. Frederick Bohley	7,150	306,036	20,487	1,503,285
John M. Coll	—	—	13,435	985,828
Eric C. Scroggins	8,649	257,636	7,374	541,104
Teresa J. van Niekerk	8,949	284,129	7,592	557,127

(1)	Includes performance units, RSUs and dividend equivalents that vested as follows:

	Date	Performance Units (#)	RSUs (#)	Dividend Equivalents (#)
Mr. Graziosi	02/10/2024	—	12,720	770
	02/22/2024	—	13,417	248
	02/24/2024	—	14,767	593
	02/28/2024	62,199	—	—
Mr. Bohley	02/10/2024	—	2,442	145
	02/22/2024	—	2,908	53
	02/23/2024	—	2,886	114
	02/28/2024	11,939	—	—
Mr. Coll	02/10/2024	—	1,625	96
	02/22/2024	—	1,743	31
	02/23/2024	—	1,920	76
	02/28/2024	7,944	—	—
Mr. Scroggins	02/10/2024	—	897	51
	02/22/2024	—	926	16
	02/23/2024	—	1,060	41
	02/28/2024	4,383	—	—
Ms. van Niekerk	02/10/2024	—	920	52
	02/22/2024	—	962	17
	02/23/2024	—	1,101	42
	02/28/2024	4,498	—	—

Pension Benefits for 2024
The following table sets forth information regarding the accrued pension benefits for the NEOs for 2024 under our defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
G. Frederick Bohley	Allison Transmission Retirement Program for Salaried Employees	17.4	548,255	—

Mr. Bohley participates in our defined benefit plan. Messrs. Graziosi, Coll and Scroggins, and Ms. van Niekerk did not commence service with our predecessor prior to January 1, 2007 and are therefore not eligible to participate in our defined benefit plan. For a description of this plan, see “Compensation Discussion and Analysis—Defined Benefit Plan” above.

50	2025 PROXY STATEMENT

For information with respect to the valuation methods and material assumptions applied in quantifying the present value of the accrued benefits under the defined benefit plan, see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.
Nonqualified Deferred Compensation for 2024
The following table sets forth information regarding the nonqualified deferred compensation for the NEOs for 2024 under our Deferred Compensation Plan. For a description of this plan, see “Compensation Discussion and Analysis—Deferred Compensation Plan” above.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
David S. Graziosi	53,583	42,867	114,124	—	1,714,021
G. Frederick Bohley	30,872	24,698	153,509	—	802,716
John M. Coll	84,793	20,834	44,801	—	442,826
Eric C. Scroggins	19,383	15,507	78,390	—	560,384
Teresa J. van Niekerk	38,835	15,534	50,944	—	381,374

(1)	The amounts shown in this column are reported in the Summary Compensation Table as follows:

	Amount Reported in the Summary Compensation Table as part of Salary for 2024 ($)	Amount Reported in the Summary Compensation Table as part of Non-Equity Incentive Plan Compensation for 2023 ($)	Amount Reported in the Summary Compensation Table as part of Bonus for 2023 ($)
Mr. Graziosi	53,583	—	—
Mr. Bohley	30,872	—	—
Mr. Coll	26,042	27,853	30,898
Mr. Scroggins	19,383	—	—
Ms. van Niekerk	38,835	—	—

(2)	The amounts shown in this column are reported in the Summary Compensation Table for 2024 as part of All Other Compensation.
(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.
(4)	Of the amounts shown in this column, the following amounts are reported in the Summary Compensation Table:

	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2024 ($)	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2023 ($)	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2022 ($)
Mr. Graziosi	96,450	93,750	89,550
Mr. Bohley	55,570	54,417	53,986
Mr. Coll	105,627	95,080	96,213
Mr. Scroggins	34,890	32,782	31,736
Ms. van Niekerk	54,368	34,040	32,925

2025 PROXY STATEMENT	[51]

Potential Payments upon Termination or Change-in-Control
Graziosi Severance and Change-in-Control Agreement. Mr. Graziosi’s Agreement, which became effective on June 1, 2018, provides that:
•
upon a Qualifying Termination, Mr. Graziosi will be entitled to receive (i) severance payments equal to two times the sum of his annual base salary and the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus; (ii) continued healthcare coverage for 24 months; and (iii) extension of the post-termination exercise period of any stock options granted under our equity compensation plans until the second anniversary of such termination, subject, in each case, to Mr. Graziosi executing a general release of claims against the Company.

•
if Mr. Graziosi’s Qualifying Termination occurs within two years following a change-in-control, Mr. Graziosi will be entitled to receive, in addition to the severance payments and benefits described above, (i) an additional payment equal to the sum of his annual base salary and the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus; and (ii) continued healthcare coverage for an additional 12 months.

•
if Mr. Graziosi’s employment is terminated due to his disability or death, he will be entitled to receive the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus, in each case, prorated for his partial year of service, subject, in the event of his termination due to disability, to Mr. Graziosi executing a general release of claims against the Company.

•
if Mr. Graziosi's employment is terminated due to his retirement, he will be entitled to receive a prorated portion of his annual bonus, with the amount earned calculated based on our actual performance for the year of his retirement. Mr. Graziosi is currently retirement eligible.

•
in addition, any equity or equity-based awards granted under our equity compensation plans will be treated in accordance with the documents governing such awards upon a Qualifying Termination, a Qualifying Termination within two years following a change-in-control or Mr. Graziosi’s death, disability or retirement.

As a condition to the effectiveness of the Agreement, Mr. Graziosi executed a confidentiality, restrictive covenant and proprietary rights agreement, which contains provisions regarding the protection of confidential information, assignment of inventions and a covenant pursuant to which Mr. Graziosi has agreed not to compete with certain of our businesses during the term of his employment and for 24 months following his termination for any reason.
Severance Plan. The Severance Plan was approved by the Compensation Committee in July 2022 and provides severance payments and benefits to certain senior level employees who the Compensation Committee designates as eligible to participate in the Severance Plan. The purpose of the Severance Plan is to ensure the continued dedication of key employees by providing severance protections to such participants in the event their employment is terminated under the circumstances designated in the Severance Plan. During 2022, the Compensation Committee designated each of our NEOs, other than Mr. Graziosi, as eligible to participate and determined each NEO’s classification as either a Tier 1 or Tier 2 participant, which determines the level of benefits under the Severance Plan.
Under the Severance Plan, a Tier 2 participant who experiences a Qualifying Termination at any time or a Tier 1 participant who experiences a Qualifying Termination other than within two years after a change-in-control, or a Non-CIC Qualifying Termination, is eligible to receive (i) a lump sum payment in an amount equal to (a) the participant’s annual base salary plus his or her target bonus amount for Tier 1 participants (including Messrs. Bohley and Coll) or (b) the participant’s annual base salary plus a pro-rata target bonus amount for Tier 2 participants (including Ms. van Niekerk and, for a Non-CIC Qualifying Termination only, Mr. Scroggins); and (ii) payment or reimbursement of premiums for continued group medical plan coverage for a period of up to one year following termination. If a Tier 1 participant experiences a Qualifying Termination within two years after a change-in-control, or a CIC Qualifying Termination, the Tier 1 participant (including Messrs. Bohley, Coll and Scroggins) is eligible to receive (A) a lump sum payment in an amount equal to two-times the participant’s annual base salary plus his or her target bonus amount; (B) payment or reimbursement of premiums for continued group medical plan coverage for a period of up to two years; and (C) accelerated vesting of all unvested equity or equity-based awards granted to the participant and extension of the post-termination exercise period of

52	2025 PROXY STATEMENT

outstanding stock options until the second anniversary of such CIC Qualifying Termination (but in no event later than the maximum term of the option and otherwise subject to the terms of the applicable equity plan), provided that, unless a provision more favorable to the participant is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement. See “Equity Awards” below for additional information on the treatment of outstanding performance units in connection with a change-in-control and certain terminations of employment occurring after a change-in-control.
The NEOs are required to execute a general release of claims as a condition to receiving severance payments and benefits under the Severance Plan and to comply with any non-competition, non-solicitation, non-disparagement and confidentiality agreements with us.
Equity Awards. Under the terms of our currently outstanding performance units, in connection with a change-in-control, such performance units are only eligible to vest at the end of the original performance period based on actual performance against the rTSR metrics measured as of the change-in-control and subject to the grantee’s continued service through the end of the original performance period; provided that, such earned performance units will immediately vest in connection with a Qualifying Termination or a termination due to death or disability, in each case, that occurs after the change-in-control. In addition, for the outstanding performance units granted in 2023 and 2024, such performance units will vest upon the grantee’s death or disability prior to the end of the applicable performance period, with the number of performance units vesting calculated based on our actual performance through the date of termination, prorated based on the number of days in the performance period that elapsed prior to such termination, pursuant to the terms of the award agreements governing such performance units. For the RSUs and stock options granted in 2024, upon a NEO’s retirement, a prorated portion of the current tranche of such RSUs and stock options will vest upon retirement, pursuant to the terms of the award agreements governing such RSUs and stock options. For the performance units granted in 2024, in the event of a NEO’s retirement prior to the end of the performance period, a prorated portion of the performance units will vest after the end of the performance period on the date that the number of performance units earned is determined, with the number of performance units vesting calculated based on our actual performance for the performance period, prorated based on the number of days in the performance period that elapsed prior to such retirement, pursuant to the terms of the award agreements governing such performance units. Each of our NEOs is currently retirement eligible.
Assuming a termination of employment effective as of December 31, 2024 (i) by us without cause or due to Mr. Graziosi’s resignation for good reason, (ii) by us without cause or due to Mr. Graziosi’s resignation for good reason following a change-in-control, (iii) due to death or disability, or (iv) due to retirement, Mr. Graziosi would have received the following severance payments and benefits:

Name	Payment Type	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason following a Change-in-Control ($)	Termination Due to Death or Disability ($)	Termination Due to Retirement ($)
David S. Graziosi	Salary	2,152,000	3,228,000	—	—
	Bonus	5,583,124	8,374,686	2,791,562	3,010,947
	Stock Options (Accelerated)(1)	—	11,254,758	—	934,268
	RSUs (Accelerated)(2)	—	8,099,961	—	981,602
	Performance Units (Accelerated)(3)	—	25,064,085	8,063,077	1,130,752
	Benefit Continuation(4)	44,036	68,730	—	—
	Total	7,779,160	56,090,220	10,854,639	6,057,569
(1)
Amount represents the value of unvested “in-the-money” stock options held by Mr. Graziosi that would vest as a result of the specified termination event. Value is calculated by multiplying the number of such unvested stock options that would vest by the difference between $108.06, the closing price of our common stock on the NYSE on December 31, 2024, and the exercise price of such stock options.

2025 PROXY STATEMENT	[53]

(2)
Amount represents the value of unvested RSUs and dividend equivalents held by Mr. Graziosi that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs and dividend equivalents that would vest by $108.06, the closing price of our common stock on the NYSE on December 31, 2024.

(3)
Amount represents the value of Mr. Graziosi’s unvested performance units that would vest as a result of the specified termination event, pursuant to the terms of his applicable award agreements. For the performance units granted in 2024, in the event of Mr. Graziosi’s retirement prior to the end of the performance period, a prorated portion of the performance units will vest after the end of the performance period on the date that the number of performance units earned is determined, with the number of performance units vesting calculated based on our actual performance for the performance period, prorated based on the number of days in the performance period that elapsed prior to such retirement. For purposes of this table, we have assumed that we will achieve target performance for the performance period. Value is calculated by multiplying the number of such unvested performance units that would vest by $108.06, the closing price of our common stock on the NYSE on December 31, 2024.

(4)	Consists of continuation of group health benefits. The value of the health benefits was calculated using an estimate of the cost to us of such health coverage based upon past experience.

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Messrs. Bohley, Coll and Scroggins, and Ms. van Niekerk are all participants in the Severance Plan, which provides for severance benefits upon (i) a termination of employment by us without cause or by the executive for good reason, or (ii) a termination of employment by us without cause or by the executive for good reason within two years following a change-in-control. See “Severance Plan” above. In addition, pursuant to the terms of the award agreements for the performance units granted in 2023 and 2024, Messrs. Bohley, Coll and Scroggins, and Ms. van Niekerk would be entitled to prorated vesting upon their termination due to death and disability. Pursuant to the terms of the award agreements for the RSUs, stock options and performance units granted in 2024, Messrs. Bohley, Coll and Scroggins, and Ms. van Niekerk would be entitled to prorated vesting in connection with their retirement. See “Equity Awards” above. Assuming a termination of employment had occurred on December 31, 2024, Messrs. Bohley, Coll and Scroggins, and Ms. van Niekerk would have received the following severance payments and benefits:

Name	Payment Type	Termination Without Cause or for Good Reason ($)	Termination Without Cause or Resignation for Good Reason following a Change- in-Control ($)	Termination Due to Death or Disability ($)	Termination Due to Retirement ($)
G. Frederick Bohley	Salary	620,000	1,240,000	—	—
	Bonus	682,000	1,364,000	—	1,526,740
	RSUs (Accelerated)(1)	—	1,877,543	—	242,311
	Stock Options (Accelerated)(2)	—	2,559,982	—	244,473
	Performance Units (Accelerated)(3)	—	5,543,910	1,852,797	297,578
	Benefit Continuation(4)	25,834	53,735	—	—
	Total	1,327,834	12,639,170	1,852,797	2,311,102

John M. Coll	Salary	523,000	1,046,000	—	—
	Bonus	523,000	1,046,000	—	1,170,799
	RSUs (Accelerated)(1)	—	1,042,455	—	125,219
	Stock Options (Accelerated)(2)	—	1,476,301	—	127,865
	Performance Units (Accelerated)(3)	—	3,238,990	1,041,338	143,841
	Benefit Continuation(4)	25,834	53,735	—	—
	Total	1,071,834	7,903,481	1,041,338	1,567,724

Eric C. Scroggins	Salary	392,000	784,000	—	—
	Bonus	294,000	588,000	—	658,154
	RSUs (Accelerated)(1)	—	568,828	—	69,504
	Stock Options (Accelerated)(2)	—	803,542	—	70,996
	Performance Units (Accelerated)(3)	—	1,767,862	560,399	79,855
	Benefit Continuation(4)	—	—	—	—
	Total	686,000	4,512,232	560,399	878,509

Teresa J. van Niekerk	Salary	390,000	390,000	—	—
	Bonus	292,500	292,500	—	654,797
	RSUs (Accelerated)(5)	—	579,958	—	69,132
	Stock Options (Accelerated)(6)	—	823,575	—	70,634
	Performance Units (Accelerated)(7)	—	1,814,760	575,023	79,460
	Benefit Continuation(4)	—	—	—	—
	Total	682,500	3,900,793	575,023	874,023

(1)
Amounts represent the value of unvested RSUs and dividend equivalents held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs and dividend equivalents that would vest by $108.06, the closing price of our common stock on the NYSE on December 31, 2024.

2025 PROXY STATEMENT	[55]

(2)
Amount represents the value of unvested “in-the-money” stock options held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of such unvested stock options that would vest by the difference between $108.06, the closing price of our common stock on the NYSE on December 31, 2024, and the exercise price of such stock options.

(3)
Under the terms of the Severance Plan, unvested performance units continue to vest in accordance with their terms as a result of a termination by us without cause or by the NEO for good reason following a change-in-control, unless a provision more favorable to the NEO is included in an applicable award agreement. This amount represents the value of unvested performance units (i) granted on February 22, 2023, February 21, 2024 and June 4, 2024 to the NEO that would vest as a result of such termination event based on our actual performance as of December 31, 2024, the assumed date of such termination event, which was at the maximum level of performance; and (ii) granted on February 23, 2022 to the NEO that would vest as a result of such termination event and for which actual performance during the performance period ended December 31, 2024 was 200%. In addition, for the outstanding performance units granted in 2024 and 2023, such performance units will vest upon the NEO’s death or disability prior to the end of the applicable performance period, with the number of performance units vesting calculated based on our actual performance through the date of termination, prorated based on the number of days in the performance period that elapsed prior to such termination, pursuant to the terms of the award agreements governing such performance units. For the performance units granted in 2024, in the event of the NEO’s retirement prior to the end of the performance period, a prorated portion of the performance units will vest after the end of the performance period on the date that the number of performance units earned is determined, with the number of performance units vesting calculated based on our actual performance for the performance period, prorated based on the number of days in the performance period that elapsed prior to such retirement. For purposes of this table, we have assumed that we will achieve target performance for the performance period. Value is calculated by multiplying the number of such unvested performance units that would vest by $108.06, the closing price of our common stock on the NYSE on December 31, 2024.

(4)
Consists of continuation of group health benefits. The value of the health benefits was calculated using an estimate of the cost to us of such health coverage based upon past experience. Even though Mr. Scroggins and Ms. van Niekerk are eligible to receive the continuation of group health benefits under the Severance Plan, they did not participate in our group health benefits as of December 31, 2024, so no amounts are included for either in this row.

(5)
Amount represents the value of unvested RSUs and dividend equivalents held by Ms. van Niekerk that would vest as a result of the specified termination event, pursuant to the terms of her applicable award agreements. Value is calculated by multiplying the number of such unvested RSUs that would vest by $108.06, the closing price of our common stock on the NYSE on December 31, 2024.

(6)
Amount represents the value of unvested “in-the-money” stock options held by Ms. van Niekerk that would vest as a result of the specified termination event, pursuant to the terms of her applicable award agreements. Value is calculated by multiplying the number of such unvested stock options that would vest by the difference between $108.06, the closing price of our common stock on the NYSE on December 31, 2024, and the exercise price of such stock options.

(7)
Amount represents the value of unvested performance units held by Ms. van Niekerk that would vest as a result of the specified termination event, pursuant to the terms of her applicable award agreements. For the performance units granted in 2024, in the event of Ms. van Niekerk’s retirement prior to the end of the performance period, a prorated portion of such performance units will vest after the end of the performance period on the date that the number of performance units earned is determined, with the number of performance units vesting calculated based on our actual performance for the performance period, prorated based on the number of days in the performance period that elapsed prior to such retirement. For purposes of this table, we have assumed that we will achieve target performance for the performance period. Value is calculated by multiplying the number of such unvested performance units that would vest by $108.06, the closing price of our common stock on the NYSE on December 31, 2024.

We provide higher levels of life insurance coverage to certain of our executives, including our NEOs, than is generally available to our other employees. In the event of a termination due to death on December 31, 2024, in addition to the amounts, if any, set forth in the table above, each of our NEOs (or their estates) would be entitled

56	2025 PROXY STATEMENT

under their respective life insurance policies to receive payments equal to four times their then-current base salaries, which base salary amounts are set forth above under “Compensation Discussion and Analysis—2024 Compensation Decisions—Base Compensation,” up to a maximum of $2 million.

2025 PROXY STATEMENT	[57]

Director Compensation

For 2024, Mr. Graziosi, who is an employee of the Company, received no additional compensation for serving on our Board. Mr. Graziosi’s compensation is reported in the Summary Compensation Table above. During 2024, we provided the following compensation to our non-employee members of the Board:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Judy L. Altmaier	111,500	154,925	266,425
D. Scott Barbour	109,500	154,925	264,425
Philip J. Christman	109,500	154,925	264,425
David C. Everitt	103,000	154,925	257,925
Carolann I. Haznedar	109,750	154,925	264,675
Richard P. Lavin	138,250	154,925	293,175
Sasha Ostojic	99,336	154,925	254,261
Gustave F. Perna	108,736	154,925	263,661
Krishna Shivram	119,500	154,925	274,425

(1)
Amounts included in this column represent the director’s annual retainer and committee service fees. The annual retainer may be paid in common stock or cash, at the director’s election. Both the annual retainer and committee service fees may be deferred under our Director Deferred Compensation Plan. The annual retainer and committee fees included in this column were paid as follows:

Name	Annual Retainer— Common Stock (#)	Annual Retainer— DSU (#)	Annual Retainer— Cash ($)	Committee and Other Fees—Cash ($)	Committee and Other Fees— DSUs (#)
Ms. Altmaier	—	—	90,000	21,500	—
Mr. Barbour	551	—	45,000	19,500	—
Mr. Christman	238	—	66,250	19,500	—
Mr. Everitt	—	—	90,000	13,000	—
Ms. Haznedar	—	—	90,000	19,750	—
Mr. Lavin	—	1,105	—	—	588
Mr. Ostojic	478	—	42,500	9,336	—
General Perna	—	—	90,000	18,736	—
Mr. Shivram	—		90,000	29,500	—

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(2)
Represents the grant date fair value of the annual equity award in accordance with ASC 718. The amounts are calculated by multiplying the number of shares underlying the award by the closing price for a share of our common stock as reported by the NYSE on the date of grant and include the director’s annual equity award received in RSUs:

Name	Annual Equity Award—RSUs (#)	Annual Equity Award—DSUs (#)
Ms. Altmaier	—	2,017
Mr. Barbour	2,017	—
Mr. Christman	2,017	—
Mr. Everitt	—	2,017
Ms. Haznedar	—	2,017
Mr. Lavin	—	2,017
Mr. Ostojic	2,017	—
General Perna	2,017	—
Mr. Shivram	2,017	—

(3)	As of December 31, 2024, our non-employee directors had the following number of RSUs and DSUs outstanding:

Name	RSUs (#)	DSUs (#)
Ms. Altmaier	—	20,541
Mr. Barbour	2,032	—
Mr. Christman	2,032	—
Mr. Everitt	—	36,313
Ms. Haznedar	—	21,441
Mr. Lavin	—	34,717
Mr. Ostojic	2,032	—
General Perna	2,032	—
Mr. Shivram	2,032	—

The number of RSUs and DSUs includes dividend equivalents earned on the unvested awards.
Director Compensation Policy
Under our Eighth Amended and Restated Non-Employee Director Compensation Policy, or the Director Compensation Policy, each non-employee director receives:
•
an annual retainer for: (i) Board service, (ii) service as the chair of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees, and (iii) service as a member of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees; and

•	an annual equity award.
For their service as members of our Board, all non-employee directors received:
•
An annual equity award with a grant date fair value of approximately $155,000 payable 100% in RSUs granted under the 2024 Plan (with the number of shares underlying the RSUs based on the closing price of our common stock on the NYSE on the date of grant).

•
An annual retainer of $95,000 payable quarterly in arrears, at the director’s election, either 100% in fully vested common stock granted under the 2024 Plan (valued based on the closing price of a share of our common stock on the NYSE on the date of grant), 100% in cash or 50% in fully vested common stock (valued as described above) and 50% in cash.

•	For service as a member of the following committees, each committee member received an annual cash retainer of:
○	$6,500 for service as a member of the Finance and Nominating and Corporate Governance Committees,

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○	$7,500 for service as a member of the Compensation Committee, and
○	$12,000 for service as a member of the Audit Committee.
•	For service as a chair of the following committees, each chair received an annual cash retainer of:
○	$15,000 for service as the chair of our Compensation, Finance and Nominating and Corporate Governance Committees, and
○	$24,000 for service as the chair of our Audit Committee.
•	The Lead Independent Director received a $30,000 annual cash retainer.
Director Deferred Compensation Plan
We maintain the Director Deferred Compensation Plan, a non-qualified deferred compensation plan that permits each member of our Board who is eligible to receive compensation under the Director Compensation Policy to receive DSUs under the Director Deferred Compensation Plan. DSUs received pursuant to a director’s deferrals are subject to vesting and forfeiture as provided in the Director Compensation Policy. Each DSU represents the right to receive one share of our common stock, or an equivalent amount of cash.

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Ratio of CEO Compensation to Median of Employees

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David S. Graziosi, our Chair, President and Chief Executive Officer. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2024, our last completed fiscal year:
•	The median of the annual total compensation of all Allison employees, other than our CEO, was $115,597; and
•	The annual total compensation of our CEO was $12,332,822.
Based on this information, for 2024 the ratio of the annual total compensation of Mr. Graziosi, our Chief
Executive Officer, to the median of the annual total compensation of all employees was 107 to 1.
As permitted under SEC rules, we are using the same median employee for our 2024 pay ratio calculation as we used for our 2022 pay ratio calculation because we did not experience any meaningful changes in our employee population or employee compensation arrangements during 2024 that we reasonably believe would significantly impact our pay ratio disclosure.
We identified our median employee in December 2022. To identify our median employee, as well as the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows:
•	We determined that, as of December 31, 2022, our employee population excluding our CEO consisted of 3,460 individuals, with approximately 90% of these individuals located in the United States.
•
We compared the amount of cash wages, including base salary and hourly and overtime pay, paid to our employees (other than our CEO) from January 1, 2022 to December 31, 2022, as reflected in our payroll records. In making this determination, we annualized the compensation of approximately 566 full-time employees who were hired in 2022 but did not work for us the entire fiscal year.

•
Utilizing the median employee identified in December 2022, we determined our median employee's 2022 annual total compensation in the same manner that we determined the annual total compensation of our NEOs for the Summary Compensation Table.

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Pay Versus Performance

The following tables and charts provide information about the relationship between the compensation actually paid to our NEOs and certain financial performance of the Company. For further information concerning our variable pay-for-performance philosophy and how we align executive compensation with the Company’s performance, see “Executive Compensation – Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions)	Adjusted EBITDA as a Percent of Net Sales(7)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$12,332,822	$40,314,314	$2,623,620	$6,488,723	$244.08	$139.30	$731	36.1%
2023	$10,328,625	$18,801,457	$2,312,882	$3,355,925	$129.84	$147.08	$673	36.5%
2022	$9,201,698	$11,986,411	$2,058,559	$2,319,966	$91.27	$119.58	$531	34.7%
2021	$8,528,568	$5,085,371	$2,103,967	$1,548,849	$78.11	$145.20	$442	35.1%
2020	$1,317,057	$(2,804,974)	$1,479,690	$1,077,502	$90.91	$120.62	$299	35.2%

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Graziosi (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Graziosi, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Graziosi during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Graziosi’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Reported Change in the Actuarial Present Value of Pension Benefits	Pension Benefit Adjustments	Compensation Actually Paid to PEO
2024	$12,332,822	$(8,135,766)	$36,117,258	$—	$—	$40,314,314
2023	$10,328,625	$(6,200,095)	$14,672,927	$—	$—	$18,801,457
2022	$9,201,698	$(5,719,139)	$8,503,852	$—	$—	$11,986,411
2021	$8,528,568	$(4,896,573)	$1,453,376	$—	$—	$5,085,371
2020	$1,317,057	$—	$(4,122,031)	$—	$—	$(2,804,974)

(a)	The dollar amounts in this column represent the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition or subtraction, as applicable, of the following:
(i)	the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;
(ii)
the change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;

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(iii)	for awards that are granted and vest in the same applicable year, the fair value as of the vesting date;
(iv)	for awards granted in prior years that vest in the applicable year, the change as of the vesting date (from the end of the prior fiscal year) in fair value;
(v)
for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value of such awards at the end of the prior fiscal year; and

(vi)
the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. No dividends or other earnings on outstanding stock or option awards were paid prior to vesting.

The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year-End- Fair Value of Equity Awards Granted in the Applicable Year	Year-over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Same Year	Change in Fair Value as of the Vesting Date (from the Prior Year- End) of Equity Awards Granted in Prior Years that Vested in the Applicable Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Applicable Year	Total Equity Award Adjustments
2024	$14,731,336	$18,434,079	$—	$2,951,843	$—	$36,117,258
2023	$8,275,740	$5,967,971	$—	$429,216	$—	$14,672,927
2022	$6,662,493	$1,835,840	$—	$5,519	$—	$8,503,852
2021	$3,136,301	$(1,682,925)	$—	$—	$—	$1,453,376
2020	$—	$(3,991,488)	$—	$(130,543)	$—	$(4,122,031)

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for our NEOs as a group (excluding Mr. Graziosi, who has served as our CEO since 2018) in the “Total” column of the Summary Compensation Table in each applicable year. Our non-PEO NEOs included the following individuals:

Year	Non-PEO NEOs
2024	Messrs. Bohley, Coll, Scroggins and Ms. van Niekerk
2023	Messrs. Bohley, Coll, Scroggins and Ms. van Niekerk
2022	Messrs. Bohley, Coll, Scroggins and Ms. van Niekerk
2021	Messrs. Bohley, Coll and Scroggins, Michael A. Dick and Randall R. Kirk
2020	Messrs. Bohley, Coll, Dick and Kirk

2025 PROXY STATEMENT	[63]

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to such NEOs as a group (excluding Mr. Graziosi), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to such NEOs as a group (excluding Mr. Graziosi) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for such NEOs as a group (excluding Mr. Graziosi) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Reported Change in the Actuarial Present Value of Pension Benefits(b)	Average Pension Benefit Adjustments(c)	Average Compensation Actually Paid to Non-PEO NEOs
2024	$2,623,620	$(1,036,204)	$4,900,107	$(5,442)	$6,642	$6,488,723
2023	$2,312,882	$(755,560)	$1,813,551	$(21,349)	$6,401	$3,355,925
2022	$2,058,559	$(688,134)	$940,087	$—	$9,453	$2,319,966
2021	$2,103,967	$(656,843)	$89,806	$(13,084)	$25,003	$1,548,849
2020	$1,479,690	$(583,395)	$266,261	$(110,964)	$25,910	$1,077,502

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year-End Fair Value of Equity Awards Granted in the Applicable Year	Year-over- Year Average Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Same Year	Average Change in Fair Value as of the Vesting Date (from the Prior Year-End) of Equity Awards Granted in Prior Years that Vested in the Applicable Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Applicable Year	Total Average Equity Award Adjustments
2024	$1,956,172	$2,600,736	$—	$343,199	$—	$4,900,107
2023	$1,008,406	$697,751	$—	$119,996	$(12,602)	$1,813,551
2022	$785,805	$189,191	$—	$23,709	$(58,618)	$940,087
2021	$420,284	$(299,192)	$9,616	$15,317	$(56,219)	$89,806
2020	$539,468	$(235,510)	$—	$(37,697)	$—	$266,261

(b)
The amounts included in this column are the amounts reported in the “Change in Pension Value” column of the Summary Compensation Table for each applicable year. Refer to “Executive Compensation – Summary Compensation Table.”

(c)
The total pension benefit adjustments for each applicable year include the actuarially determined present value of the benefit received by each of the Non-PEO NEOs for services rendered by such persons during the applicable year. There were no amendments to any pension plans during any of the covered years.

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

64	2025 PROXY STATEMENT

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: Donaldson Company, Inc., Graco Inc., Roper Technologies, Inc., Gentex Corporation, Rockwell Automation, Inc. and Sensata Technologies Holding PLC, which was the same peer group utilized in our performance graph included in Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” in our Annual Report on Form 10-K for the year ended December 31, 2024.

(7)
Adjusted EBITDA as a percent of net sales is defined as earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant & equipment and other adjustments as defined by our senior secured credit facility, plus, if applicable, adjustments for non-operating activities and/or transactions, such as non-operating legal expenses and/or settlements and capital markets transaction costs, divided by net sales. For a reconciliation of Adjusted EBIDTA as a percent of net sales to Net income as a percent of net sales, please see Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of our Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2024.

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Financial Performance Measures
As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance philosophy. The metrics that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures we used to link executive compensation actually paid to our PEO and Non-PEO NEOs, for the most recently completed fiscal year, to our performance are as follows:
•	Net Sales
•	Adjusted Free Cash Flow
•	Adjusted EBITDA as a Percent of Net Sales
•	Relative TSR (our TSR as compared to the peer group described in “Executive Compensation – Compensation Discussion and Analysis”)
The compensation actually paid to Mr. Graziosi in 2020 was negative because he did not receive an equity grant in 2019 or 2020. During 2019 and 2020, his only outstanding and unvested equity award was from 2018 when he assumed the CEO role. For further information, see “Executive Compensation – Compensation Discussion and Analysis – 2018 CEO and CFO Transition and Related Compensation Decisions” in our Proxy Statement for the year ended December 31, 2018. With this exception, the compensation actually paid to Mr. Graziosi and the average compensation actually paid to the Non-PEO NEOs was generally aligned with our cumulative TSR. In 2020 and 2021, there was a decrease in our TSR, and in both years, the compensation actually paid to our PEO and Non-PEO NEOs was less than the total compensation reported in the Summary Compensation Table. In 2022, 2023 and 2024, there was an increase in our TSR, and the compensation actually paid was more than the total compensation reported in the Summary Compensation Table. The compensation actually paid to all of our NEOs took a large jump in 2024 due to our stock price performance in 2024. This is visible in our five-year cumulative TSR, which is much higher than our peers mostly driven by a strong 2024. In years our TSR was down, the compensation actually paid was less than the total compensation calculated using the grant date fair values reported in the Summary Compensation Table, and in the years our TSR was up, the compensation actually paid was more than the total compensation calculated using the grant date fair values reported in the Summary Compensation Table.

Compensation Actually Paid vs. Cumulative TSR
PEO
Average for Non-PEO NEOs
TSR
Peer TSR
$45,000,000
$40,000,000
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
($5,000,000)
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
2020
2021
2022
2023
2024
($2,804,974)
$1,077,502
$5,085,371
$1,548,849
$11,986,411
$2,319,966
$18,801,457
$3,355,925
$40,314,314
$6,488,723
$120.62
$145.20
$119.58
$147.08
$139.30
$90.91
$78.11
$91.27
$129.84
$244.08

66	2025 PROXY STATEMENT

Compensation Actually Paid and Net income
The compensation actually paid to Mr. Graziosi and the average compensation actually paid to the Non-PEO NEOs was aligned with our Net income over the five-year period. Both the Net income and compensation actually paid increased over the five-year period. While we do not use Net income as a performance measure in our overall executive compensation program, the measure of Net income is correlated with the measure Adjusted EBITDA as a percent of net sales, which we do use when setting goals for the IComp program.

Compensation Actually Paid vs. Net Income
PEO
Average for Non-PEO NEOs
Net Income (in millions)
$45,000,000
$35,000,000
$25,000,000
$15,000,000
$5,000,000
($5,000,000)
($15,000,000)
$700
$600
$500
$400
$300
$200
$100
$0
2020
2021
2022
2023
2024
($2,804,974)
$1,077,502
$299
$5,085,371
$1,548,849
$442
$11,986,411
$2,319,966
$531
$18,801,457
$3,355,925
$673
$40,314,314
$6,488,723
$731

2025 PROXY STATEMENT	[67]

Compensation Actually Paid and Adjusted EBITDA as a Percent of Net Sales
We utilize Adjusted EBITDA as a percent of net sales when setting goals in the IComp program. The Adjusted EBITDA as a percent of net sales performance metric for the IComp program is weighted at 30%. The compensation actually paid to Mr. Graziosi and the average compensation actually paid to the Non-PEO NEOs was not aligned with our Adjusted EBITDA as a percent of net sales in 2024 like it was in 2023. There was a large jump in compensation actually paid to our NEOs, but a slight drop in Adjusted EBITDA as a percent of net sales in 2024. That was because Adjusted EBITDA as a percent of net sales only influences the IComp program and the increase in compensation actually paid to our NEOs in 2024 was driven by our stock price performance and the value of our NEOs' equity awards. The compensation actually paid to Mr. Graziosi and the average compensation actually paid to the Non-PEO NEOs appears to be misaligned with our Adjusted EBITDA as a percent of net sales for 2020, 2021 and 2022; however, achievement against the annual target for the IComp program increased each year. The target Adjusted EBITDA as a percent of net sales was decreased from 36.6% in 2020, to 35.1% in 2021 and 34.02% in 2022 in anticipation of business changes during those years. We experienced increasing costs that impacted our margins during that timeframe, including labor, commodities and freight costs due to the COVID-19 pandemic. Additionally, engineering research and development and capital expenditures increased as we invested in programs to enhance our conventional portfolio and develop a portfolio of electric propulsion solutions, which impacted our margins but positioned us for longer term revenue growth. For further information regarding the IComp program, see “Executive Compensation – Compensation Discussion and Analysis – 2024 Compensation Decisions – Annual Performance-Based Compensation (IComp)” above.

Compensation Actually Paid vs. Adj EBITDA as % of Net Sales
PEO
Average for Non-PEO NEOs
Adj EBITDA as % of Net Sales
$45,000,000
$40,000,000
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
($5,000,000)
37.0%
36.5%
36.0%
35.5%
35.0%
34.5%
34.0%
33.5%
2020
2021
2022
2023
2024
($2,804,974)
$1,077,502
$5,085,371
$1,548,849
$11,986,411
$2,319,966
$18,801,457
$3,355,925
$40,314,314
$6,488,723
35.2%
35.1%
34.7%
36.5%
36.1%

68	2025 PROXY STATEMENT

Equity Compensation Plan Information

The following table summarizes the information regarding equity awards outstanding and available for future grants as of December 31, 2024.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	2,367,369(2)	$52.45(3)	3,814,989(4)
Equity compensation plans not approved by security holders	—	—	—
Total	2,367,369	$ 52.45	3,814,989

(1)	Consists of the 2024 Plan, the 2015 Plan and the 2011 Equity Incentive Award Plan, or the 2011 Plan.
(2)
Includes 1,023,780 shares subject to RSUs and performance units (at the maximum level of performance) and 16,173 shares issuable upon vesting of outstanding dividend equivalents earned on unvested RSUs.

(3)
Represents the weighted average exercise price of outstanding stock options. Does not take into consideration the shares issuable upon vesting of outstanding RSUs and performance units, which have no exercise price.

(4)
Represents shares available for issuance under the 2024 Plan. The 2024 Plan is an amendment and restatement of the 2015 Plan. No shares remain available for future issuance under the 2011 Plan. However, to the extent outstanding stock options granted prior to May 8, 2024 under the 2015 Plan or the 2011 Plan are forfeited or lapse unexercised, the shares of common stock subject to such stock options will be available for future issuance under the 2024 Plan.

2025 PROXY STATEMENT	[69]

Stockholder Proposals at 2026 Annual Meeting

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy card relating to the 2026 annual meeting of stockholders must be received no later than November 29, 2025. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to our Secretary by mail at One Allison Way, Indianapolis, Indiana 46222.
Notice of any director nomination, or any other proposal that a stockholder intends to present at the 2026 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2026 annual meeting of stockholders, must be delivered to our Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 not earlier than January 7, 2026 and not later than 5:00 p.m. Eastern Time on February 6, 2026. The notice also must set forth the information required by our Bylaws with respect to each director nomination or other proposal that a stockholder intends to present at the 2026 annual meeting of stockholders. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 9, 2026.
In addition, our Bylaws provide a proxy access right permitting certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least 3 years to submit nominations via the Company’s proxy materials for up to 25% of the directors then serving. Notice of proxy access director nominations for the 2026 annual meeting of stockholders must be delivered to our Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 not earlier than October 30, 2025 and not later than November 29, 2025. In addition, the notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that a stockholder intends to present at the 2026 annual meeting of stockholders.
A copy of the Bylaw provisions may be obtained by contacting our Secretary.

70	2025 PROXY STATEMENT

Questions and Answers about the Annual Meeting and Voting

Why did I receive a Notice of Internet Availability of Proxy Materials?
You are receiving proxy materials for the Annual Meeting because you owned shares of Allison common stock at the close of business on March 10, 2025, which is the record date for the Annual Meeting, or the Record Date, and that entitles you to vote at the Annual Meeting.
We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about [   ], 2025, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to substantially all of our stockholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you received a Notice and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock outstanding at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, [   ] shares of our common stock were issued and outstanding. Each share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting. By use of a proxy, you can ensure your shares are voted whether or not you attend the virtual Annual Meeting.
The presence at the Annual Meeting virtually or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the meeting, or [   ] shares, will constitute a quorum for the transaction of business at the Annual Meeting.
How can I participate in the virtual Annual Meeting?
We will have a virtual-only Annual Meeting in 2025. To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/ALSN2025 and enter the 16-digit control number included in your Notice or on your proxy card or voting instruction form. You may log into the meeting platform beginning at 9:45 a.m. Eastern Time on Wednesday, May 7, 2025. The meeting will begin promptly at 10:00 a.m. Eastern Time.
How can I submit questions at the virtual Annual Meeting?
If you wish to submit a question during the Annual Meeting, you may log into www.virtualshareholdermeeting.com/ALSN2025, enter your 16-digit control number and enter a question at the applicable place and click “submit.” We will answer questions relevant to meeting matters that comply with the meeting rules of conduct during the Annual Meeting. Our meeting rules of conduct will be posted on the Annual Meeting website.
What will I be voting on at the Annual Meeting and how does our Board recommend that I vote?
There are five proposals that stockholders will vote on at the Annual Meeting:
•	Proposal No. 1: To elect nine directors to serve until the 2026 annual meeting of stockholders, or until their successors are duly elected and qualified;
•	Proposal No. 2: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025;
•	Proposal No. 3: To approve the amendment to our Second Amended and Restated Certificate of Incorporation to provide for exculpation of officers;
•	Proposal No. 4: An advisory non-binding vote to approve the compensation paid to our named executive officers; and

2025 PROXY STATEMENT	[71]

•	Proposal No. 5: An advisory non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers.
Our Board recommends that you vote:
•
Proposal No. 1: “FOR” the election of each of the nine directors nominated by our Board to serve until the 2026 annual meeting of stockholders, or until their successors are duly elected and qualified;

•	Proposal No. 2: “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025;
•	Proposal No. 3: “FOR” the approval of the amendment to our Second Amended and Restated Certificate of Incorporation to provide for exculpation of officers;
•	Proposal No. 4: “FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers; and
•	Proposal No. 5: For the option of every “1 YEAR” as the frequency of future advisory votes on the compensation paid to our named executive officers.
G. Frederick Bohley, David S. Graziosi and Eric C. Scroggins, three of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All shares of our common stock represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified by the stockholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of our Board.
What does it mean if I receive more than one Notice, proxy card or voting instruction form?
If you received more than one Notice, proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included on each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company LLC), you are considered, with respect to those shares, the “stockholder of record.” The Notice has been or will be sent directly to you, unless you previously requested printed copies of our proxy materials.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in street name. The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the stockholder of record, unless you previously requested printed copies of our proxy materials. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.
How do I vote?
Stockholder of Record. If you are a stockholder of record, you may vote by using any of the following methods:
•
Through the Internet. You may vote by proxy through the Internet no later than 11:59 p.m., Eastern Time, on May 6, 2025 by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling, no later than 11:59 p.m., Eastern Time, on May 6, 2025, the toll free number found on the proxy card and following the recorded instructions.

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back in the envelope provided. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxy card.

72	2025 PROXY STATEMENT

•
During the Annual Meeting. If you attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALSN2025 and entering the 16-digit control number included in your Notice or on your proxy card, you may vote your shares online during the live webcast. We encourage you, however, to vote by proxy through the Internet, by telephone or by mail even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares held in street name, you may vote by using any of the following methods:
•
Through the Internet. You may vote by proxy through the Internet no later than 11:59 p.m., Eastern Time, on May 6, 2025 by following the instructions provided in the Notice or the instructions on the voting instruction form if you request printed copies of the proxy materials by mail.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling, no later than 11:59 p.m., Eastern Time, on May 6, 2025, the toll free number found on the voting instruction form and following the recorded instructions.

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back in the envelope provided. Properly executed voting instruction forms that are received in time and not subsequently revoked will be voted as instructed on the voting instruction form.

•
During the Annual Meeting. If you attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALSN2025 and entering the 16-digit control number included in your Notice or on your voting instruction form, you may vote your shares online during the live webcast. We encourage you, however, to vote by proxy through the Internet, by telephone or by mail even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

May I change my vote after I have submitted a proxy?
If you are a stockholder of record, you have the power to revoke your proxy at any time by:
•	delivering to our Secretary an instrument revoking the proxy;
•	delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or
•	attending the Annual Meeting and voting online during the live webcast (attendance without casting a vote online during the Annual Meeting will not, by itself, constitute revocation of a proxy).
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting online during the live webcast of the Annual Meeting.
Is my vote confidential?
We maintain the confidentiality of the votes of individual stockholders. Proxy forms and voting instruction forms returned to brokerage firms, banks and other holders of record are kept confidential. Only the proxy tabulator and the inspector of election have access to the proxy cards and voting instruction forms. The proxy tabulator will disclose information taken from the proxy cards and voting instruction forms only if there is a proxy contest, if the stockholder authorizes disclosure, to defend legal claims or as otherwise required by law. If you write comments on your proxy card or voting instruction form, management may learn how you voted in reviewing your comments.
Who will serve as the proxy tabulator and inspector of election?
A representative from Broadridge Financial Solutions, Inc. will serve as the independent inspector of election and will tabulate votes cast by proxy or online during the Annual Meeting. We will report the results in a current report on Form 8-K filed with the SEC.

2025 PROXY STATEMENT	[73]

What vote is required to approve each proposal?
The shares of a stockholder who votes “abstain” on any or all proposals will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.
If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025 (Proposal No. 2). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1), the approval of the amendment to our Second Amended and Restated Certificate of Incorporation to provide for exculpation of officers (Proposal No. 3), the advisory non-binding vote to approve the compensation paid to our named executive officers (Proposal No. 4) and the advisory non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers (Proposal No. 5). If your record holder does not receive instructions from you on how to vote your shares on Proposal No. 1, Proposal No.3, Proposal No. 4 or Proposal No. 5, your record holder will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present, but they will not be counted in determining the outcome of the vote on Proposal No. 1, Proposal No. 3, Proposal No. 4 or Proposal No. 5.
A proxy that is signed and returned to us will be voted in the manner directed therein. If properly signed and returned, but no such direction is made, any proxy will be voted (i) “FOR” our Board’s nine nominees for director, (ii) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025, (iii) “FOR” the approval of the amendment to our Second Amended and Restated Certificate of Incorporation to provide for exculpation of officers, (iv) “FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers, (v) for the option of every “1 YEAR” as the frequency of future advisory votes on the compensation paid to our named executive officers, and (vi) in the discretion of the proxies on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
No. 1 To elect nine directors	A nominee for director is elected if the number of votes cast “FOR” a nominee’s election exceeds the number of votes cast “AGAINST” the nominee’s election	Abstentions and broker non-votes will not affect the outcome of the vote
No. 2 To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025	Approval by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes)	Abstentions will not affect the outcome of the vote; brokers can vote in their discretion on this proposal
No. 3 To approve the amendment to our Second Amended and Restated Certificate of Incorporation to provide for the exculpation of officers	Approval by at least two-thirds of the voting power of the total outstanding shares	Abstentions and broker non-votes will have the same effect as votes against the proposal
No. 4 An advisory non-binding vote to approve the compensation paid to our named executive officers	Approval by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes)	Abstentions and broker non-votes will not affect the outcome of the vote

74	2025 PROXY STATEMENT

Proposal	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
No. 5 An advisory non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers	Approval by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes)*	Abstentions and broker non-votes will not affect the outcome of the vote

*
This is the voting standard under Delaware law and our Bylaws. In determining the frequency with which we will hold future advisory votes to approve the compensation paid to our named executive officers, the Board will consider the frequency (every 1, 2 or 3 years) receiving the most votes as representing the stockholders’ view on how frequently such votes should occur.

Who is paying for the cost of this proxy solicitation?
Our Board is soliciting the proxy accompanying this proxy statement. We will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokers, banks and other holders of record, for the expense of forwarding solicitation materials to the beneficial owners.
Is there a list of stockholders entitled to vote at the Annual Meeting?
A list of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m. Eastern Time, at our offices at One Allison Way, Indianapolis, Indiana 46222. If you would like to view the stockholder list at our offices, please contact our Secretary to schedule an appointment.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
To reduce costs and diminish the environmental impact of our Annual Meeting, a single Notice or a single proxy statement and 2024 Annual Report to Stockholders, along with individual proxy cards, will be delivered in one envelope to certain stockholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received from an affected stockholder, a practice commonly referred to as “householding.” Stockholders participating in householding will continue to receive separate proxy cards. We will promptly deliver, upon written or oral request, individual copies of the proxy materials to any stockholder at the shared address to which single copies of those documents were delivered. If you are a stockholder of record and would like to enroll in this householding service or would like to receive individual copies of this year’s and/or future proxy materials, please contact our Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 or by phone at (317) 242-5000. If you are a beneficial owner, you may contact the broker or bank where you hold the account to enroll in this householding service or to receive individual copies of this year’s and/or future proxy materials.
Could other matters be decided at the Annual Meeting?
As of the date of this proxy statement, our Board is not aware of any matters, other than those described in this proxy statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, however, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.

2025 PROXY STATEMENT	[75]

What is Allison’s Internet address?
Our Internet address is www.allisontransmission.com. You can access this proxy statement, form of proxy card and our 2024 Annual Report to Stockholders in the Investor Relations section of this Internet address. Allison’s filings with the SEC are available free of charge via a link from this Internet address or directly from the SEC’s website at www.sec.gov. Unless expressly indicated otherwise, information contained on, or accessible through, our website is not a part of this proxy statement. In addition, none of the information on the other websites listed in this proxy statement is a part of this proxy statement. These website addresses are intended to be inactive textual references only.

76	2025 PROXY STATEMENT

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filings by Allison under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, the sections of this proxy statement entitled “Report of the Audit Committee” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.
The information on, or accessible through, our website, www.allisontransmission.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.
Annual Report on Form 10-K
Stockholders may receive, without charge, a copy of our 2024 Annual Report on Form 10-K, including consolidated financial statements, as filed with the SEC. Please address requests for a copy of our 2024 Annual Report on Form 10-K to our Secretary at One Allison Way, Indianapolis, Indiana 46222. Our 2024 Annual Report on Form 10-K is also available in the Investor Relations section of our website at ir.allisontransmission.com.

2025 PROXY STATEMENT	[77]

Appendix A-1: Amendment to the Second Amended and Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT
TO SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLISON TRANSMISSION HOLDINGS, INC.
Allison Transmission Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:
1.
The Board of Directors of the Corporation (the “Board”) duly adopted resolutions proposing and declaring advisable certain amendments to the Second Amended and Restated Certificate of Incorporation of the Corporation as described herein.

2.
This Certificate of Amendment has been duly adopted by the Board and by the Corporation’s stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.	Article NINTH of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
NINTH: To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection existing under this Second Amended and Restated Certificate of Incorporation immediately prior to such amendment, modification or repeal, including any right or protection of a current or former director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
4.	This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.
[Signature Page Follows]

2025 PROXY STATEMENT	A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be duly executed as of this [•] day of [•], 2025.

ALLISON TRANSMISSION HOLDINGS, INC.

By:
Name:
Title:

A-2	2025 PROXY STATEMENT

Appendix A-2: Amendment to Second Amended and Restated Certificate of Incorporation (Marked to Show Changes)

CERTIFICATE OF AMENDMENT
TO SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLISON TRANSMISSION HOLDINGS, INC.
Allison Transmission Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:
1.
The Board of Directors of the Corporation (the “Board”) duly adopted resolutions proposing and declaring advisable certain amendments to the Second Amended and Restated Certificate of Incorporation of the Corporation as described herein.

2.
This Certificate of Amendment has been duly adopted by the Board and by the Corporation’s stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

3.	Article NINTH of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
NINTH: To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended,  ~~N~~   no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection existing under this Second Amended and Restated Certificate of Incorporation immediately prior to such amendment, modification or repeal, including any right or protection of a current or former director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL is amended  ~~after the Effective Time~~   to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
4.	This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.
[Signature Page Follows]

2025 PROXY STATEMENT	A-3

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be duly executed as of this [•] day of [•], 2025.

ALLISON TRANSMISSION HOLDINGS, INC.

By:
Name:
Title:

A-4	2025 PROXY STATEMENT

Natural Gas

One Allison Way
Indianapolis, IN 46222-3271
317-242-5000
allisontransmission.com

BR01973R-0325-10K , BR01973R-0325-NPS

PRELIMINARY COPY SUBJECT TO COMPLETION DATED MARCH 10, 2025

ALLISON TRANSMISSION HOLDINGS, INC.
ONE ALLISON WAY
INDIANAPOLIS, IN 46222

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 6, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ALSN2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 6, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66134-P22709 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLISON TRANSMISSION HOLDINGS, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Judy L. Altmaier	☐	☐	☐
1b. D. Scott Barbour	☐	☐	☐
1c. Philip J. Christman	☐	☐	☐
1d. David C. Everitt	☐	☐	☐
1e. David S. Graziosi	☐	☐	☐
1f. Carolann I. Haznedar	☐	☐	☐
1g. Sasha Ostojic	☐	☐	☐
1h. Gustave F. Perna	☐	☐	☐
1i. Krishna Shivram	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2025.	☐	☐	☐
3. To approve the amendment to our Second Amended and Restated Certificate of Incorporation to provide for exculpation of officers.	☐	☐	☐
4. An advisory non-binding vote to approve the compensation paid to our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote every 1 YEAR on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
5. An advisory non-binding vote on the frequency of future advisory votes on the compensation paid to our named executive officers.	☐	☐	☐	☐

NOTE: If any other business properly comes before the 2025 Annual Meeting, or any adjournments or postponements thereof, the persons named as proxies intend to vote the shares represented by your proxy in their discretion on such business.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report to Stockholders and Notice & Proxy Statement are available at www.proxyvote.com

V66135-P22709

ALLISON TRANSMISSION HOLDINGS, INC.
Annual Meeting of Stockholders
May 7, 2025 10:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints G. Frederick Bohley, David S. Graziosi and Eric C. Scroggins, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Allison Transmission Holdings, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on May 7, 2025, at www.virtualshareholdermeeting.com/ALSN2025 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all nominees listed on the reverse side for election to the Board of Directors, "FOR" Proposals 2, 3 and 4, "1 YEAR" on Proposal 5 and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

Continued and to be signed on reverse side